As filed with the Securities and Exchange Commission on March 17, 2008

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

THORNBURG MORTGAGE, INC.

(Exact Name of Registrant as Specified in Its Charter)

150 Washington Avenue, Suite 302

Santa Fe, New Mexico 87501

(505) 989-1900

(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

MARYLAND	85-0404134
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

Larry A. Goldstone

Chief Executive Officer and President

Thornburg Mortgage, Inc.

150 Washington Avenue, Suite 302

Santa Fe, New Mexico 87501

(505) 989-1900

(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent For Service)

Copies to:

Sheri L. Fox

Heller Ehrman LLP

333 South Hope Street, Suite 3900

Los Angeles, California 90071

(213) 689-7604

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this registration statement.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.  ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.  ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☒

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act (check one):

Large accelerated filer ☒	Accelerated filer ☐	Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☐

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered/Proposed maximum offering price per unit/ Proposed maximum aggregate offering price(1)(2)(3)	Amount of registration fee (1)(2)
Debt Securities
Common Stock(4)
Preferred Stock
Warrants
Shareholder Rights
Total	$	$

(1)	Omitted pursuant to Form S-3 General Instruction II.E.
(2)	The registrant is registering an indeterminate number of each identified class of securities for offer and sale from time to time at indeterminate offering prices. Separate consideration may or may not be received for securities that are issuable upon exercise, conversion or exchange of other securities. In reliance on Rules 456(b) and 457(r) under the Securities Act of 1933, as amended (the “Securities Act”), the registrant is deferring payment of all of the registration fee relating to the registration of the securities hereby, except for $13,858 that has already been paid with respect to securities that were previously registered pursuant to the registrant’s Registration Statement on Form S-3 (File No. 333-125125), which was filed on May 20, 2005, and that were not sold thereunder. In accordance with Rule 457(p) under the Securities Act, that unused amount of the registration fee paid with respect to Registration Statement File No. 333-125125 shall be applied to offset against any registration fees that may become due under offerings that may be made under this registration statement. Any additional registration fees will be paid subsequently on a pay-as-you-go basis.
(3)	Offered securities registered hereunder may be sold separately, together or as units with other offered securities registered hereunder.
(4)	Includes accompanying preferred stock purchase rights, for which no separate consideration will be paid. Until the occurrence of specific prescribed events, such rights are not exercisable, are evidenced by the certificates for the common stock, and will be transferred along with and only with the common stock.

PROSPECTUS

Thornburg Mortgage, Inc.

Debt Securities, Common Stock, Preferred Stock, Warrants, Shareholder Rights

By this prospectus, we may offer, from time to time:

•	debt securities;

•	shares of our common stock;

•	shares of our preferred stock;

•	warrants to purchase shares of our common stock and/or preferred stock;

•	rights issuable to our shareholders to purchase shares of our common stock and/or preferred stock or to purchase warrants exercisable for shares of our common stock and/or preferred stock; or

•	any combination of the foregoing.

We will provide the specific terms of each issuance of these securities in supplements to this prospectus at the time of the offering of the securities, including but not limited to the proposed amount of securities, the initial public offering price of the securities and the names of the underwriters or agents, if any. In addition, selling securityholders may sell these securities, from time to time, on terms described in the applicable prospectus supplement. You should read this prospectus and any supplement carefully before you decide to invest.

This prospectus may not be used to consummate sales of these securities unless it is accompanied by a prospectus supplement.

Our common stock, par value $0.01 per share (“Common Stock”) is listed on the New York Stock Exchange (the “NYSE”) under the symbol “TMA,” our 8.00% Series C Cumulative Redeemable Preferred Stock, par value $0.01 per share (“Series C Preferred Stock”) is listed on the NYSE under the symbol “TMA PRC,” our Series D Adjusting Rate Cumulative Redeemable Preferred Stock, par value $0.01 per share (“Series D Preferred Stock”) is listed on the NYSE under the symbol “TMA PRD,” our 7.50% Series E Cumulative Convertible Redeemable Preferred Stock, par value $0.01 per share (“Series E Preferred Stock”) is listed on the NYSE under the symbol “TMA PRE,” and our 10% Series F Cumulative Convertible Redeemable Preferred Stock, par value $0.01 per share (“Series F Preferred Stock”) is listed on the NYSE under the symbol “TMA PRF.”

Our capital stock is subject to transfer restrictions designed to preserve our status as a real estate investment trust. See “Description of Equity Securities—Restrictions on Ownership and Transfer.”

Consider carefully the risk factors listed in the section entitled “Forward-Looking Statements” on page 1 of this prospectus and the section entitled “ Risk Factors” beginning on page 4 of this prospectus, in addition to the other information contained or incorporated by reference in this prospectus and any accompanying prospectus supplement.

We or the selling security holders may sell these securities to or through underwriters, dealers or agents, or directly to investors.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is March 17, 2008.

No person has been authorized to give any information or to make any representations not contained in this prospectus or any accompanying prospectus supplement regarding us or the offering made hereby or thereby and, if given or made, such information or representations must not be relied upon as having been authorized by us. This prospectus and any accompanying prospectus supplement do not constitute an offer to sell or a solicitation of an offer to buy any securities other than the securities to which they relate, nor do this prospectus and any accompanying prospectus supplement constitute an offer to or solicitation of any person in any jurisdiction in which such offer or solicitation would be unlawful. Neither delivery of this prospectus and any accompanying prospectus supplement nor any sale made hereunder or thereunder shall create an implication that information contained herein or therein is correct as of any time subsequent to the date set forth on the front of the document.

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ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission (the “SEC”) using a “shelf” registration process. Under this process, we may offer and sell any combination of debt securities, Common Stock, preferred stock, warrants to purchase Common Stock and/or preferred stock, and rights issuable to our shareholders to purchase shares of our Common Stock and/or preferred stock or to purchase warrants exercisable for shares of our Common Stock and/or preferred stock in one or more offerings. This prospectus provides you with a general description of the securities we may offer. Each time we offer to sell securities, we will provide a supplement to this prospectus that will contain specific information with respect to the terms of those securities. The prospectus supplement may also add, update or change information contained in this prospectus. It is important for you to consider the information contained or incorporated by reference in this prospectus and any accompanying prospectus supplement, together with additional information described under the heading “Where You Can Find More Information.” Unless the context otherwise requires or unless otherwise specified, all references to “we,” “us” or the “Company” in this prospectus and any accompanying prospectus supplement refer to Thornburg Mortgage, Inc. and its subsidiaries.

FORWARD-LOOKING STATEMENTS

This prospectus contains or incorporates by reference certain “forward-looking” statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”) and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) that are based on our current expectations, estimates and projections. Pursuant to those sections, we may obtain a “safe harbor” for forward-looking statements by identifying those statements and by accompanying those statements with cautionary statements, which identify factors that could cause actual results to differ from those expressed in the forward-looking statements. Statements that are not historical facts, including statements about our beliefs and expectations, are forward-looking statements. The words “believe,” “anticipate,” “intend,” “aim,” “expect,” “will,” “strive,” “target,” “project,” “estimate,” “have confidence” and similar words identify forward-looking statements. Such statements are not guarantees of future performance, events or results and involve potential risks and uncertainties. Accordingly, our actual results may differ from our current expectations, estimates and projections.

Important factors that may affect our actual results or may cause our actual results to differ materially from those expressed in any forward-looking statements made by us or on our behalf include, but are not limited to, changes in interest rates, changes in yields on adjustable and variable rate mortgage assets available for purchase, changes in the yield curve, changes in prepayment rates, changes in the supply of mortgage-backed securities and loans, changes in market prices for mortgage securities, our ability to obtain financing and the terms of any financing that we do obtain, our ability to raise additional capital, our ability to retain or sell additional assets, our ability to meet additional margin calls and our ability to continue as a going concern. For a discussion of the risks and uncertainties that could cause actual results to differ from those contained in the forward-looking statements, see “Risk Factors” beginning on page 4 of this prospectus. We do not undertake to publicly release the result of any revisions which may be made to any forward-looking statements to reflect the occurrence of anticipated or unanticipated events or circumstances after the date of such statements.

ABOUT THORNBURG MORTGAGE, INC.

General

We commenced operations in 1993. Our Common Stock is listed on the NYSE under the symbol “TMA,” our Series C Preferred Stock is listed on the NYSE under the symbol “TMA PRC,” our Series D Preferred Stock is listed on the NYSE under the symbol “TMA PRD,” our Series E Preferred Stock is listed on the NYSE under the symbol “TMA PRE,” and our Series F Preferred Stock is listed on the NYSE under the symbol “TMA PRF.” We are a single-family (one-to-four unit) residential mortgage lender that originates, acquires and retains investments in adjustable rate mortgage (“ARM”) assets, thereby providing capital to the single-family residential housing market. Our ARM assets consist of purchased ARM assets and ARM loans (“ARM Assets”) and are comprised of traditional ARM Assets, which have interest rates that reprice in a year or less, and hybrid ARM Assets, which have a fixed interest rate for an initial period of three to ten years before converting to traditional ARM Assets for their remaining terms to maturity (“Hybrid ARM Assets”). Purchased ARM assets are mortgage-backed securities that represent interests in pools of ARM loans, which are publicly rated and issued by third parties and may include guarantees or other third-party credit enhancements against losses from loan defaults. ARM loans are either loans that we have securitized from our own loan origination or acquisition activities, loans that we use as collateral to support the issuance of collateralized mortgage debt or loans pending securitization. Like traditional banking institutions, our income is generated primarily from the net spread or difference between the interest income we earn on our ARM Assets and the cost of our borrowings. Our strategy is to maximize the long-term sustainable difference between the yield on our ARM Assets and the cost of financing these assets, and to maintain that difference through interest rate and credit cycles.

While we are not a bank or savings and loan institution, our business purpose, strategy and method of operation are best understood in comparison to such institutions. Unlike a bank or savings and loan institution, we finance the purchases and originations of our ARM Assets with equity capital, unsecured debt, collateralized mortgage debt and short-term borrowings instead of deposits or Federal Home Loan Bank advances. When we borrow short-term or floating-rate funds to finance our Hybrid ARM Assets, we also typically enter into interest rate hedging transactions, which are intended to fix, or cap, our borrowing costs during the fixed-rate period of the Hybrid ARM Assets. We believe we have minimized our exposure to changes in interest rates since the assets we hold are primarily ARM Assets and we maintain a portfolio effective duration of less than one year. Effective duration is a calculation expressed in months or years that is a measure of the expected price change of our ARM Assets, hedging instruments and other borrowings based on changes in interest rates. We have a policy to operate with an adjusted equity-to-assets ratio of at least 8%. At December 31, 2007, we were operating at an adjusted equity-to-assets ratio of 13.22%. The adjusted equity-to-assets ratio is a ratio that reflects the relationship between assets financed with recourse debt that is subject to margin calls and our long-term capital, including our senior and subordinated notes. This is a non-GAAP capital utilization measurement that we use to limit the amount of assets we carry relative to the amount of equity on our balance sheet. For a reconciliation of this ratio to a comparable GAAP capital utilization measurement, please see our most recently filed periodic report under the section entitled “Capital Utilization and Leverage.” Moreover, we focus on acquiring high quality assets to minimize potential credit losses and to optimize our access to financing. Our operating structure has resulted in operating costs well below those of other mortgage originators and mortgage portfolio lenders. Our corporate structure differs from most lending institutions in that we are organized for federal income tax purposes as a real estate investment trust (“REIT”) and, therefore, pay substantially all of our earnings in the form of dividends to shareholders.

The 14 members of our management team have an average of 26 years of experience in the fields of mortgage lending, investment advisory and management services, financial services, capital markets, financial reporting, information and technology, underwriting and marketing, providing us with significant expertise in the key disciplines required for success in our business. We are an externally advised REIT and are managed under a management agreement with Thornburg Mortgage Advisory Corporation (the “Manager”), which manages our operations, subject to the supervision of our Board of Directors.

Our principal executive offices are located at 150 Washington Avenue, Suite 302, Santa Fe, New Mexico 87501 and our telephone number is (505) 989-1900.

Our internet website address is www.thornburgmortgage.com. The information on our website is not considered part of this prospectus. We make available free of charge, through our website, under the “Investors—Investor Information—SEC Filings” section, our Annual Report on Form 10-K, our Quarterly Reports on Form 10-Q, our Current Reports on Form 8-K, and any amendments to those reports that we file or furnish pursuant to Section 13(a) or 15(d) of the Exchange Act as soon as reasonably practicable after we electronically file such material with, or furnish it to, the SEC.

You may also find our Code of Business Conduct and Ethics, Corporate Governance Guidelines and the charters of the Audit Committee, Nominating/Corporate Governance Committee and Compensation Committee of our Board of Directors at our website under the “Investors—Corporate Governance” section. These documents are also available in print free of charge to anyone who requests them by writing to us at the following address: 150 Washington Avenue, Suite 302, Santa Fe, New Mexico, 87501, or by phoning us at 1-888-898-8698.

RISK FACTORS

We actively manage the risks associated with our business. Interest rate risks, credit risks, earnings volatility, REIT qualification risks and other risks are monitored, measured and quantified by management in order to assure minimal earnings and dividend fluctuations. However, investors should understand the nature of the risks that we face. Any one of the key risk factors discussed below, or other factors not so discussed, could cause actual results to differ materially from expectations and could adversely affect our profitability. Before making an investment decision, you should carefully consider all of the risks described below, in addition to the other information contained or incorporated by reference in this prospectus and any accompanying prospectus supplement. In connection with the forward-looking statements that appear in this prospectus, you should also carefully review the cautionary statements referred to in “Forward-Looking Statements” on page 1 of this prospectus.

The occurrence of recent adverse developments in the mortgage finance and credit markets has adversely affected our business, our liquidity and our stock price and has raised substantial doubt about our ability to continue as a going concern.

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In recent months, the mortgage industry has come under enormous pressure due to numerous economic and other industry-related factors. Many companies operating in the mortgage sector have failed and others are facing serious operating and financial challenges. At the same time, many mortgage securities have been downgraded and delinquencies and credit performance of mortgage loans in the industry have deteriorated. We faced significant challenges during the second half of 2007 due to these adverse conditions in the mortgage industry and the difficulties we experienced in pricing and financing our mortgage assets, and are continuing to face these challenges in 2008. There is no assurance that these conditions have stabilized or that they will not worsen. Recent adverse changes in the mortgage finance and credit markets have eliminated or reduced the availability, or increased the cost, of significant sources of funding for us. Beginning in August 2007 and continuing through the current date, the fair value of our ARM Assets as well as our hedging instruments declined, our margin requirements on our financing increased and in August 2007 and the first quarter of 2008, we sold a significant amount of assets and terminated interest rate swap agreements in order to reduce our exposure to further margin calls on recourse borrowings and hedging transactions. We have received a significant amount of margin calls to date, which have significantly exceeded our available liquidity, and as a result, we have been unable to meet a portion of our margin calls. To date, we have received notices of default under reverse repurchase agreements from five lenders. Our receipt of notices of default triggered cross-defaults under all of our other reverse repurchase agreements and our secured loan agreements. Although we have entered into an override agreement with five of our remaining reverse repurchase agreement counterparties which freezes additional margin calls through March 2009, there is no assurance that we will be able to obtain sufficient liquidity in order to satisfy our liabilities, that the value of our purchased ARM Assets and hedging instruments will not decline further, that the override agreement described above will not be terminated by the counterparties if we do not meet certain conditions, and that, if that override agreement is terminated, that counterparties will not make additional margin calls or that we will be able to satisfy additional margin calls, if any, or that we will be able to continue as a going concern. The price of our Common Stock declined significantly as a result of these events and the impact on our results of operations. There is no assurance that our stock price will not continue to experience significant volatility as mortgage security prices continue to decline.

We face increasing competition in our market from banks and other financial institutions.

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We may not be able to compete effectively in our lending markets, which could adversely affect our results of operations. Our lending markets are highly competitive. The increasingly competitive environment is a result of changes in the availability and terms of credit in the mortgage finance market. Banks have access to alternative sources of mortgage financing such as FDIC-insured deposits and Federal Home Loan Bank products which are not available to us. Financial institutions that are larger than we are may have greater access to capital markets, may be able to offer products similar to ours at lower costs and may offer a broader array of services. Increased competition may result in a decrease in our loan originations or a higher cost to originate loans.

ARM yields change as short-term interest rates change.

•	When short-term interest rates are low, the yields on our ARM Assets will be low, reducing our return on equity.

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We own ARM Assets tied to various interest rate indices. If the interest rate indices applicable to our ARM Assets change independently of other market interest rates, our ARM yields, spreads, premium amortization expense and earnings may be adversely affected.

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We own ARM Assets with various repricing or interest rate adjustment frequencies. The yields on these assets also may respond to changes in their underlying indices on a delayed basis due to borrower notification requirements. As a result, our yields and earnings on these assets could be temporarily below our longer-term expectations.

Book value changes as interest rates change.

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Increases in interest rates may result in a decline in the fair value of our ARM Assets that may not be fully offset by the value of our hedging instruments. A decrease in the fair value of our ARM securities may result in a reduction of our book value due to the accounting standards that we are required to follow.

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The fair value of the hedging instruments we use to manage our interest rate risk may decline during periods of declining interest rates and may not be fully offset by increases in the value of our ARM Assets, adversely affecting our book value because of the accounting standards that we are required to follow.

We leverage our long term capital, which consists of equity and unsecured debt, with borrowed money to fund the purchase of additional ARM Assets. A significant contributor to our earnings is the interest spread between the yield on our ARM Assets and the cost of our borrowings.

•	All of the risks highlighted above could be magnified because we use borrowed funds to acquire additional ARM Assets for our portfolio.

•

Our ability to borrow and our cost of borrowing could be further adversely affected by deterioration in the quality or fair value of our ARM Assets or by the general availability of credit in the mortgage finance market.

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We borrow funds in the reverse repurchase agreement market and through whole loan financing facilities, based on the fair value of our ARM Assets less a margin amount. If the fair value of our ARM Assets declines, the lender’s opinion about the fair value of our ARM Assets changes or our margin requirements increase, we could be subject to margin calls that would require us to either pledge additional ARM Assets as collateral or reduce our borrowings. If we did not have sufficient unpledged assets or liquidity to meet these requirements, we may need to sell assets again under adverse market conditions or at losses to satisfy our lenders. Alternatively, the lender may terminate the lending agreement and sell the assets without our knowledge should we default under any of these lending agreements.

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Our borrowings are tied primarily to the LIBOR interest rates, while our assets may be indexed either to LIBOR or to various other interest rate indices. If these other short-term indices move differently than LIBOR, our earnings or book value could be adversely affected to the extent of the difference.

•

If we are unable to re-finance our asset-backed commercial paper facilities, reverse repurchase agreements and whole loan financing facilities, on favorable terms or at all, our liquidity and capital resources could be materially adversely affected.

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Our calculation of Effective Duration and Net Effective Duration are estimates based on assumptions about the expected behavior of our assets, liabilities and hedging instruments that may prove to be empirically incorrect, and our Effective Duration and Net Effective Duration change with every change in interest rates. As a result, our actual exposure to changes in interest rates could be different than that implied by our Effective Duration calculation. For purposes of this prospectus, the definitions of Effective Duration and Net Effective Duration have the same meaning as that found in the Glossary beginning on page G-1 of our Annual Report on Form 10-K for the year ended December 31, 2007.

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The interest rate adjustment or repricing characteristics of our ARM Assets and borrowings may not be perfectly matched. Rising interest rates could adversely affect our operations and dividends if the interest payments that we must make on our borrowings rise faster than the interest income we earn on our ARM Assets. Declining interest rates could adversely affect our operations and dividends if the interest income we receive on our ARM Assets declines more quickly than the interest payments that we must make on our borrowings. In general, the interest rates on our borrowings adjust more frequently than the interest rates on our ARM Assets.

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Some of our ARM Assets have caps that limit the amount that the interest rate can change for a given change in an underlying index. Our borrowings do not have similar limitations. If the interest rate change on our ARM Assets is limited while the interest rates on our borrowings increase, our portfolio margins and operations may be adversely affected.

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We employ various hedging and funding strategies to minimize the adverse impact that changing interest rates might have on our operations, but our strategies may prove to be less effective in practice than we anticipate, or our ability to use such strategies may be limited due to our need to comply with federal income tax requirements that are necessary to preserve our REIT status.

Our mortgage assets may be prepaid at any time at the borrower’s option.

•	Mortgage prepayment rates typically rise during falling interest rate environments. If mortgages prepay, the prepayment proceeds may be invested in lower yielding assets, thus reducing operations.

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Mortgage prepayment rates typically fall during rising interest rate environments. If mortgages do not prepay, we would have less cash flow to use to purchase new mortgage assets in a higher interest rate environment, potentially adversely affecting operations.

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We purchase and originate ARM Assets at prices greater than par. We amortize the premiums over the expected life of the ARM Asset. To the extent that we have purchased such assets, our yields, spreads and operations could be adversely affected if mortgage prepayment rates are greater than anticipated at the time of acquisition or if the index upon which the floating rate period interest rate is calculated declines because we would have to amortize the premiums at a faster rate.

We acquire Hybrid ARM Assets that have fixed interest rate periods.

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A decline in interest rates may result in an increase in prepayment of our Hybrid ARM Assets, which could cause the amount of our fixed rate financing to increase relative to the total amount of our Hybrid ARM Assets. This may result in a decline in our net spread on Hybrid ARM Assets as replacement Hybrid ARM Assets may have a lower yield than the assets that are paying off.

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An increase in interest rates may result in a decline in prepayment of our Hybrid ARM Assets, requiring us to finance a greater amount of Hybrid ARM Assets than originally anticipated at a time when interest rates may be higher, which would result in a decline in our net spread on Hybrid ARM Assets.

We originate and acquire ARM loans and ARM securities and have risk of loss due to mortgage loan defaults or fraud.

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The ability of our borrowers to make timely principal and interest payments could be adversely affected by changes in their personal circumstances, a rise in interest rates, a recession, declining real estate property values or other economic events, resulting in losses to us.

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If a borrower defaults on a mortgage loan that we own and if the liquidation proceeds from the sale of the property do not cover our loan amount and our legal, broker and selling costs, we would experience a loss.

•	We bear the risk of loss on loans we have originated or acquired due to hazard losses such as earthquakes, floods, fires or similar hazards, unless the homeowner had insurance for such hazards.

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We could experience losses if we fail to detect fraud, where a borrower or lending partner has misrepresented its financial situation or purpose for obtaining the loan, or an appraisal misrepresented the value of the property collateralizing our loan.

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We purchase ARM securities that have various degrees of third-party credit protection and are rated at least investment grade at the time of purchase. It is possible that default and loan loss experience on the underlying securitized loans could exceed any credit enhancement, subjecting us to risk of loss.

Our mortgage loan originations are dependent on external factors.

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We rely on third-party providers who specialize in the underwriting, processing, servicing, closing and warehousing of mortgage loans. We are dependent upon the availability and quality of the performance of such providers and we cannot guarantee that they will successfully perform the services for which we engage them.

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As a mortgage lender, we are subject to changes in consumer and real estate-related laws and regulations that could subject us to lawsuits or adversely affect our profitability or ability to remain competitive.

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We must comply with the applicable licensing and other regulatory requirements of each jurisdiction in which we are authorized to lend. We are subject to examination by each such jurisdiction, and if it is determined that we are not in compliance with the applicable requirements, we may be fined and our license to lend may be suspended or revoked.

•	We are competing for mortgage loans against much larger, better-known mortgage originators that could affect our ability to acquire or originate ARM Assets at attractive yields and spreads.

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ARM Assets may not always be readily available for purchase or origination in the marketplace at attractive yields because their availability is somewhat dependent on the relationship between 30-year fixed-rate mortgage rates and ARM rates.

Our REIT qualification creates certain risks.

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The requirements to qualify as a REIT for U.S. federal income tax purposes are complex and technical, and we may not be able to qualify for reasons beyond our control. A failure to qualify as a REIT could subject our earnings to taxation at regular corporate rates, thereby reducing the amount of money available for distributions to our shareholders and for payment of principal and interest on our borrowings.

•	The REIT tax rules require that we distribute the majority of our earnings as dividends, leaving us limited ability to maintain our future dividend payments if our earnings decline.

•	Because we must distribute the majority of our earnings to shareholders in the form of dividends, we have a limited amount of capital available to internally fund our growth.

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Additionally, because we cannot retain earnings to grow, we must issue additional shares of stock to grow, which could result in the dilution of our outstanding stock and an accompanying decrease in its market price.

•	Changes in tax laws related to REIT qualifications or taxation of dividends could adversely affect us.

If the Internal Revenue Service were to determine that (i) we failed the 95% REIT gross income test for our 2007 taxable year and (ii) our failure of that test was not attributable to reasonable cause, but rather, willful neglect, we would fail to qualify as a REIT for our 2007 taxable year and this could adversely affect our shareholders.

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If the gain we recognized upon disposition or other termination of interest rate swap agreements in 2007 is not qualifying income for purposes of the annual 95% REIT gross income test, then we may have failed that test for our 2007 taxable year. See “Federal Income Tax Considerations—Gross Income Tests—Failure to Satisfy Gross Income Tests” for a description of the rules concerning a failure of the 95% gross income test. We believe, however, that, if we in fact failed the test, our failure would be considered due to reasonable cause and not willful neglect, and, therefore, we would not be disqualified as a REIT for our 2007 taxable year. We would, however, be subject to a tax based, in part, on the amount by which we failed the 95% gross income test. We expect that the amount of such tax would not exceed $300,000.

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If the Internal Revenue Service were to assert that we failed the 95% gross income test for our 2007 taxable year and that such failure was not due to reasonable cause, and the courts were to sustain that position, our status as a REIT would terminate for our 2007 taxable year. We would not be eligible to again elect REIT status until our 2012 taxable year. See “Federal Income Tax Considerations—Failure To Qualify,” which describes the consequences of our failure to qualify as a REIT.

The loss of the Investment Company Act exemption could adversely affect us.

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We conduct our business so as not to become regulated as an investment company under the Investment Company Act of 1940, as amended. If we were to become regulated as an investment company, we would not be able to operate as we currently do.

We are dependent on certain key personnel.

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We are dependent upon the efforts of Garrett Thornburg, the Chairman of our Board of Directors, Larry A. Goldstone, our Chief Executive Officer and President, Clarence G. Simmons, III, our Senior Executive Vice President and Chief Financial Officer, and Paul G. Decoff, our Senior Executive Vice President and Chief Lending Officer, all of whom are also key officers and employees of the Manager. The loss of any of their services could have an adverse effect on our operations.

Some of our directors and officers have ownership interests in the Manager, which may create conflicts of interest.

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The Manager is entitled to receive performance-based compensation based on our annualized return on equity. Undue emphasis placed on maximization of our short-term return on equity at the expense of other criteria could result in increased risk to our long-term return on equity.

We may change our policies without shareholder approval.

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Management recommends and the Board of Directors establishes all of our operating policies, including our investment, financing and dividend policies. Our Board of Directors has the ability and authority to revise or amend those policies without shareholder approval.

Our technology infrastructure and systems are critical to our success.

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Our ability to originate, acquire and purchase ARM Assets and manage the related interest rate risks and credit risks is critical to our success and is highly dependent upon the efficient and uninterrupted operation of our computer and communications hardware and software systems. Some of these systems are located at our facility and some are maintained by third party vendors. Any significant interruption in the availability and functionality of these systems could harm our business.

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Although we believe we have taken appropriate measures to provide for the security of our systems, our security measures may not effectively prohibit others from obtaining improper access to our information. If a person is able to circumvent our security measures, he or she could destroy or misappropriate valuable information or disrupt our operations. Any security breach could expose us to risks of data loss, litigation and liability and could seriously disrupt our operations and harm our reputation.

USE OF PROCEEDS

Unless otherwise indicated in an accompanying prospectus supplement, we intend to use the net proceeds from the sale of the securities offered by this prospectus and the related accompanying prospectus supplement for general corporate purposes. We intend to use the majority of the net proceeds to finance the acquisition or origination of additional ARM assets. We may also use the proceeds for other general corporate purposes such as repayment of maturing obligations, redemption of outstanding indebtedness, financing the acquisition of assets other than ARM assets, capital expenditures and working capital, and for liquidity needs. Pending any such uses, we may invest the net proceeds from the sale of any securities or may use them to reduce short term indebtedness. We will not receive any proceeds from the sale by any selling securityholders of securities covered by this prospectus and the related accompanying prospectus supplement.

RATIO OF EARNINGS TO FIXED CHARGES

The following table sets forth our ratios of earnings to fixed charges and to combined fixed charges and preferred stock dividends for the periods shown:

	For the years ended December 31,
	2007		2006	2005	2004	2003
Ratio of earnings to fixed charges	0.33x	(1)	1.14x	1.24x	1.37x	1.50x
Ratio of earnings to combined fixed charges and preferred stock dividends	0.32x	(1)	1.13x	1.24x	1.37x	1.48x

(1)

For the year ended December 31, 2007, total fixed charges and total fixed charges and preferred stock dividends exceeded total adjusted earnings available for payment by approximately $1.55 billion and $1.59 billion, respectively.

The ratios of earnings to fixed charges were computed by dividing earnings as adjusted by fixed charges. The ratios of earnings to combined fixed charges and preferred stock dividends were computed by dividing earnings as adjusted by fixed charges and preferred stock dividends. For these purposes, earnings consist of net income or loss from continuing operations and fixed charges. Fixed charges consist of interest expense, including the amortization of capitalized issuance costs relating to indebtedness.

DESCRIPTION OF DEBT SECURITIES

We may offer under this prospectus debt securities, including our 8.00% Senior Notes Due 2013 (“Senior Notes”), pursuant to the indenture and the first supplemental indenture that we have entered into with Deutsche Bank Trust Company Americas, as trustee (which are incorporated by reference as exhibits to the registration statement of which this prospectus is a part). We may also offer debt securities pursuant to an indenture to be entered into with a trustee named therein and identified in the applicable prospectus supplement. Any indenture pursuant to which we issue debt securities will be qualified under and governed by the Trust Indenture Act of 1939, as amended (the “Trust Indenture Act”).

We will have the ability to issue an unlimited amount of debt securities under any indenture. However, certain of our existing or future debt agreements may limit the amount and type of debt securities we may issue. We will be able to issue debt securities from time to time and in one or more series as determined by us. We may specify a maximum aggregate principal amount for the debt securities of any series. In addition, we will be able to issue debt securities of any series with terms different from the terms of debt securities of any other series and the terms of particular debt securities within any series may differ from each other. We will also have the ability to reopen a previous issue of a series of debt securities and issue additional debt securities of that series in an aggregate principal amount determined by us.

Unless otherwise specified in an accompanying prospectus supplement, the debt securities will be our unsecured obligations. Creditors of our existing and future secured debt will have priority in right of payment over holders of the debt securities with respect to our assets that secure such indebtedness. In addition, a portion of our assets is owned through our subsidiaries which have debt or other liabilities of their own which will be structurally senior to the debt securities. None of our subsidiaries will have any obligations with respect to the debt securities. Therefore, liabilities of our subsidiaries will be prior in right of payment to the debt securities with regard to the assets of those subsidiaries.

The following is a summary of the terms and provisions included in the indenture we entered into with Deutsche Bank Trust Company Americas, as trustee, as well as the general terms and provisions that we anticipate would be included in any other indenture pursuant to which we may offer debt securities in a prospectus supplement (collectively, the “Indenture”). A form of such other indenture is incorporated by reference as an exhibit to the registration statement of which this prospectus is a part. The particular terms of the debt securities offered by any prospectus supplement and the extent, if any, to which the general terms and provisions described herein may not apply to the debt securities so offered will be described in the prospectus supplement relating to such debt securities. If any particular terms of the debt securities described in a prospectus supplement differ from any of the terms described in this prospectus, then the terms described in the applicable prospectus supplement will supersede the terms described in this prospectus. The following summary does not purport to be complete or restate any such indenture in its entirety and is subject to, and qualified in its entirety by reference to, all provisions of any such indenture (and any amendments or supplements we may enter into from time to time which are permitted under any such indenture) and the specific debt securities. We urge you to read the indenture applicable to a particular series of debt securities because it, and not this description, defines your rights as the holders of the debt securities.

General

The Indenture provides that, prior to the issuance of debt securities of a series, we and the trustee will execute a supplemental indenture which will describe the following terms, as applicable, relating to the specific series of debt securities being offered, and which will be filed as an exhibit to or incorporated by reference in the registration statement:

•	the title of the securities;

•	any limit upon the aggregate principal amount of securities which may be issued;

•	the date or dates on which the securities will mature and the amounts to be paid upon maturity of the securities;

•

the rate or rates (which may be fixed or variable) at which the securities will bear interest, if any, the dates from which interest will accrue, the dates on which interest will be payable and the record date for the interest payable on any interest payment date;

•	the currency or currencies in which principal, premium, if any, and interest, if any, on the securities will be payable;

•	the place or places where principal of, premium, if any, and interest, if any, on the securities will be payable;

•	any provisions regarding our right to redeem securities or of holders to require us to redeem securities;

•	the right, if any, of holders of the securities to convert them into our stock or any of our other securities, including any provisions intended to prevent dilution of those conversion rights;

•	any provisions by which we will be required or permitted to make payments to a sinking fund which will be used to redeem securities or a purchase fund which will be used to purchase securities;

•	the percentage of the principal amount of the securities which is payable if maturity of the securities is accelerated because of a default; and

•	any other terms of the securities.

Authentication

The Indenture provides that the trustee shall authenticate the debt securities at our written direction. A debt security will not be valid until an authorized signatory of the trustee manually signs the certificate of authentication on the security. The signature will be conclusive evidence that the security has been authenticated under the Indenture.

Conversion or Exchange Rights

The Indenture provides that the terms, if any, on which a series of debt securities may be convertible into or exchangeable for our Common Stock, preferred stock or other securities or assets will be set forth in a supplemental indenture. Such conversion or exchange may be mandatory, at the option of the holder or at our option, and may include provisions pursuant to which the number of shares of our Common Stock, preferred stock or other securities or assets to be received by the holders of the series of debt securities would be subject to adjustment. In the absence of any such terms setting forth rights to convert or exchange the debt securities of that series into or for other securities or assets, holders of the debt securities of that series will not have any such rights.

Consolidation, Merger or Sale

The Indenture prohibits us from consolidating with, or merging into, any other corporation or conveying, transferring or leasing our assets substantially as an entirety to any entity, unless such entity is a corporation organized under the laws of the United States, a state of the United States or the District of Columbia and expressly assumes all of our obligations under the Indenture and the debt securities, no event of default under the Indenture will have occurred and be continuing, and we have certified to the trustee that the transaction is in compliance with the above-stated provisions.

Events of Default Under the Indenture

The following are events of default under the Indenture with respect to any series of debt securities issued:

•

failure to pay the principal, or premium, if any, when due at maturity, or upon redemption, acceleration or otherwise, and if provided in a supplemental indenture relating to a series of debt securities, the failure continues for a period specified therein;

•	failure to pay interest when due and such failure continues for 30 days (or such other period as specified in a supplemental indenture relating to a series of debt securities);

•

failure to comply with any other covenant contained in the debt securities or the Indenture, and such failure continues for 60 days after the date we provide notice of such default to the trustee or receive notice from holders of at least 25% in principal amount of the outstanding securities of that series;

•	certain events of bankruptcy or liquidation; and

•	any other event of default provided with respect to that series of debt securities.

If an event of default with respect to debt securities of any series occurs and is continuing, the trustee or the holders of at least 25% in aggregate principal amount of the then outstanding debt securities of that series, by notice in writing to us, and to the trustee if notice is given by such holders, may declare the unpaid principal of and accrued interest, if any, due and payable immediately. If an event of default relating to certain events of bankruptcy or liquidation occurs, the principal of, premium, if any, and accrued interest, if any, on all the securities will automatically become and be immediately due and payable without any declaration or other act on the part of the trustee or any holders. The trustee may withhold notice to the holders of debt securities of any default, except a default relating to the payment of principal, premium, if any, or interest, if it determines in good faith that withholding such notice is in the holders’ interest.

The holders of a majority in principal amount of the then outstanding debt securities of an affected series may rescind an acceleration and its consequences if all existing events of default have been cured or waived, except for the nonpayment of principal, premium, if any, or interest, if any, that has become due solely because of the acceleration, and if the rescission would not conflict with any judgment or decree. The holders of a majority in aggregate principal amount of the then outstanding debt securities of an affected series may waive any default with respect to such series and its consequences, except a default in the payment of principal, premium, if any, or interest on the debt securities of such series or a default in respect of a covenant that cannot be modified or amended without the consent of the holders of all debt securities of that series then outstanding (both of which may be waived with the consent of the holders of all securities of the series then outstanding). Any such waiver shall cure such default.

If an event of default under the Indenture shall occur and be continuing, the trustee will be under no obligation to exercise any of its rights or powers at the request or direction of any of the holders of the applicable series of debt securities, unless it shall have received indemnification satisfactory to it against all losses and expenses caused by taking or not taking such action. The holders of a majority in principal amount of the then outstanding debt securities of any series will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee, or of exercising any trust or power conferred on the trustee, with respect to the debt securities of that series, provided that:

•	such direction is not in conflict with any law or the Indenture;

•	the trustee may take any other action deemed proper by it which is not inconsistent with such direction; and

•

subject to its duties under the Trust Indenture Act, the trustee need not take any action that might involve it in personal liability or might be unduly prejudicial to the holders not involved in the proceeding.

A holder of the debt securities of any series will only have the right to institute a proceeding under the Indenture or to seek other remedies if:

•	the holder has given written notice to the trustee of a continuing event of default with respect to that series;

•	the holders of at least 25% in principal amount of the then outstanding debt securities of that series have made written request to the trustee to institute a proceeding;

•	such holder or holders have offered reasonable security or indemnity satisfactory to the trustee against any loss, liability or expense; and

•

the trustee does not institute such proceeding, and does not receive from the holders of a majority in principal amount of the then outstanding debt securities of that series contrary directions, within 60 days after such request and offer, and the event of default has not been waived.

We will periodically file statements with the trustee regarding our compliance with conditions and covenants in the Indenture, as required by the Trust Indenture Act. We will also deliver to the trustee an annual officer’s certificate regarding knowledge of any defaults. If any default is reported, the certificate will describe the default, its status and what action we are taking or propose to take with respect thereto.

Amendments, Supplements and Waivers

We and the trustee may amend or supplement the Indenture without notice to or the consent of any holders with respect to certain matters, including:

•	to cure any ambiguity, defect or inconsistency in the Indenture; and

•	to change anything that does not materially adversely affect the rights of any holder of debt securities of any series.

In addition, we and the trustee may (i) amend or supplement the Indenture or the securities without notice to any holder but with the written consent of the holders of a majority in aggregate principal amount of the securities of all series then outstanding or (ii) supplement the Indenture with respect to a series of securities or amend or supplement a supplemental indenture relating to a series of securities, or amend the securities of a series, without notice to any holder but with the written consent of the holders of at least a majority in aggregate principal amount of the then outstanding debt securities of the series that is affected. However, we can make the following changes only with the consent of each holder of any outstanding debt securities affected:

•	extend the fixed maturity of any security, reduce the rate or extend the time for payment of interest on any security, reduce the principal amount of any security or premium, if any, on any security;

•	impair or affect the right of a holder to institute suit for the payment of interest, if any, principal or premium, if any, on the securities;

•	change the currency in which the securities are payable from that specified in the securities or in a supplemental indenture applicable to the securities;

•	impair the right, if any, to convert the securities into, or exchange the securities for, other securities or assets;

•	reduce the percentage of securities required to consent to an amendment, supplement or waiver;

•	reduce the amount payable upon the redemption of any security or change the time at which any security may or will be redeemed;

•	modify the provisions of any supplemental indenture with respect to subordination of the securities of a series in a manner adverse to the holders; or

•

change provisions relating to the rights of holders to waive defaults, receive payments, exercise conversion or exchange or institute suits related to payments, conversion or exchange under the Indenture.

The holders of a majority in principal amount of the then outstanding debt securities of each series that is affected may waive compliance by us with any provision of the Indenture with regard to that series of debt securities or the debt securities.

Form, Exchange, and Transfer

Unless otherwise specified in a supplemental indenture, the debt securities of each series will be issuable only in registered form without coupons in denominations of $1,000 and any integral multiple thereof.

At the option of the holder, unless otherwise specified in a supplemental indenture, debt securities of any series will be exchangeable for an equal principal amount of debt securities of the same series of other denominations. Unless otherwise specified in a supplemental indenture, debt securities will be transferable upon the surrender of the securities to the registrar for registration of transfer. Unless otherwise provided in the debt securities to be transferred or exchanged, we will not charge a fee for any registration of transfer or exchange, but we may require payment of any taxes or other governmental charges. The trustee will act as registrar and paying agent, unless the supplemental indenture for any series of debt securities appoints a different registrar or paying agent. We may at any time designate additional co-registrars or paying agents.

If the debt securities of any series are to be redeemed, we will not be required to register transfers or exchanges of:

•	any debt securities of that series for a period of 15 days before the day of mailing of a notice of redemption of any such debt securities that may be selected for redemption; or

•	any debt securities so selected for redemption, except the unredeemed portion of any such debt securities being redeemed in part.

Information Concerning the Trustee

The trustee, other than during the continuance of an event of default under the Indenture, undertakes to perform only such duties as are specifically described in the Indenture and, upon an event of default under the Indenture, must use the same degree of care and skill as a prudent person would exercise or use in the conduct of his or her own affairs. The trustee is under no obligation to perform any duty or to exercise any of the powers given it by the Indenture unless it receives indemnity satisfactory to it against any loss, liability or expense that it might incur. The trustee is not required to spend or risk its own money or otherwise become financially liable while performing its duties if it reasonably believes that repayment of the money or indemnity satisfactory to it against the risk or liability is not reasonably assured to it.

Discharge of Indenture

When (i) we deliver to the trustee all outstanding securities of all series of debt securities for cancellation or (ii) all outstanding securities of all series of debt securities have become due and payable, or are due and payable within one year or are to be called for redemption within one year under arrangements satisfactory to the trustee for giving the notice of redemption, and we irrevocably deposit in trust with the trustee money or United States government obligations sufficient to pay the principal, premium, if any, and interest, if any, on the securities of all series of debt securities to maturity or redemption, as the case may be, and if, in the case of either (i) or (ii) above, we also pay or cause to be paid all other sums payable by us under the Indenture, then the Indenture will cease to be of further effect. Notwithstanding the above, our obligations to pay the principal, premium, if any, and interest, if any, on the securities and certain other of our obligations will survive until all the securities of all series of debt securities are no longer outstanding.

Governing Law

Unless otherwise indicated in a prospectus supplement, the Indenture and the debt securities will be governed by the laws of the State of New York.

DESCRIPTION OF EQUITY SECURITIES

General

We may offer under this prospectus one or more of the following categories of equity securities: (i) shares of our Common Stock; (ii) shares of our preferred stock, in one or more series, including Series C Preferred Stock, Series D Preferred Stock, Series E Preferred Stock and Series F Preferred Stock; (iii) warrants to purchase our Common Stock and/or preferred stock; (iv) rights issuable to our shareholders to purchase shares of our Common Stock and/or preferred stock or to purchase warrants exercisable for shares of our Common Stock and/or preferred stock; and (v) any combination of the foregoing, either individually or consisting of one or more of the types of securities described in clauses (i) through (iv). The terms of any specific offering of such securities will be set forth in a prospectus supplement relating to such offering.

As of the date of this prospectus, our authorized capital stock consists of 449,385,500 shares of Common Stock, 22,000 shares of Series B Cumulative Preferred Stock, par value $0.01 per share (the “Series B Preferred Stock”), 7,230,000 shares of Series C Preferred Stock, 5,000,000 shares of Series D Preferred Stock, 6,162,500 shares of Series E Preferred Stock and 32,200,000 shares of Series F Preferred Stock. Pursuant to our Articles of Incorporation, as amended and supplemented (the “Articles of Incorporation”), our Board of Directors has the right to classify or reclassify any unissued shares of Common Stock into one or more classes or series of Common Stock, preferred stock or other stock.

Our capital stock, including our Common Stock, our Series C Preferred Stock, our Series D Preferred Stock, our Series E Preferred Stock and our Series F Preferred Stock, is subject to restrictions on ownership and transfer. See “Restrictions on Ownership and Transfer” below.

Preferred Stock Purchase Rights

On January 25, 2001, we entered into a Shareholder Rights Agreement. The following summary of certain provisions of the Shareholder Rights Agreement does not purport to be complete and is qualified in its entirety by reference to all of the provisions of the Shareholder Rights Agreement, as amended, which is incorporated by reference as an exhibit to the registration statement of which this prospectus is a part. Under the Shareholder Rights Agreement, one Preferred Stock Purchase Right (a “Right”) will automatically attach to each share of our Common Stock issued between April 6, 2001 and the earlier of the Distribution Date, as defined below, or the Expiration Date, as defined below. The Expiration Date is the earlier of (i) the close of business on January 25, 2011, (ii) the time at which the Rights are redeemed in accordance with the applicable provisions of the Shareholder Rights Agreement, and (iii) the time at which such Rights are exchanged in accordance with the applicable provisions of the Shareholder Rights Agreement (the earlier of (i), (ii) and (iii), the “Expiration Date”). In addition, each outstanding share of our Common Stock held by shareholders of record as of the close of business on April 6, 2001 received a dividend distribution of one Right. Common Stock for purposes of the Shareholder Rights Agreement means our Common Stock or any other shares of our capital stock into which our Common Stock is reclassified or changed. Each Right entitles the registered holder thereof to purchase a unit consisting of one one-thousandth of a share of our Series B Preferred Stock. Initially, the Rights are not exercisable and are attached to and trade with our Common Stock outstanding as of, and all Common Stock issued after, April 6, 2001. The Rights will separate from the Common Stock and become exercisable upon the earlier of (i) the close of business on the 10th calendar day following the earlier of (a) the date of the first public announcement that a person or a group of affiliated or associated persons has acquired beneficial ownership of 9.8% or more of our outstanding Common Stock (an “Acquiring Person”), or (b) the date on which we first have notice or otherwise determine that a person has become an Acquiring Person, or (ii) the close of business on the 10th business day following the commencement of a tender offer or exchange offer that would result, upon its consummation, in a person or group becoming the beneficial owner of 9.8% or more of our outstanding Common Stock (the earlier of (i) and (ii), the “Distribution Date”).

The Rights have certain anti-takeover effects. The Rights may cause substantial dilution to a person or group that attempts to acquire us on terms not approved by our Board of Directors. The Rights should not interfere with any merger or business combination approved by our Board of Directors because of the ability of our Board of Directors to redeem the Rights.

Common Stock

All shares of Common Stock that we may offer under this prospectus will be duly authorized, fully paid and nonassessable. The statements below describing our Common Stock are in all respects subject to and qualified in their entirety by reference to our Articles of Incorporation and our Amended and Restated Bylaws (the “Bylaws”), which are incorporated by reference as exhibits to the registration statement of which this prospectus is a part, and any amendments or articles supplementary to our Articles of Incorporation.

Voting

Each holder of our Common Stock is entitled to one vote for each share of Common Stock held of record by that holder on each matter submitted to a vote of shareholders of our Common Stock.

Our Bylaws provide that annual meetings of our shareholders will be held each calendar year on the date determined by our Board of Directors, which date must be within 150 days after the last day of our fiscal year, and special meetings may be called by a majority of our Board of Directors, our Chairman, a majority of our independent directors, our President or by shareholders entitled to cast at least 25% of all votes which shareholders are entitled to cast at the meeting.

Dividends; Liquidation; Other Rights

Subject to the preferential rights of any other classes or series of capital stock, shareholders of our Common Stock are entitled to receive dividends when, as and if declared by our Board of Directors out of legally available funds. If we have a liquidation, dissolution or winding-up, shareholders of our Common Stock will share ratably in all of our assets remaining after the payment of all of our debts and other liabilities and the payment of all liquidation and other preference amounts to any shareholders of our preferred stock. Shareholders of our Common Stock have no preemptive or other subscription rights, and there are no conversion rights, or redemption or sinking fund provisions, relating to shares of our Common Stock. Our Articles of Incorporation and Bylaws contain no restrictions on our repurchase of shares of our Common Stock.

We have a Dividend Reinvestment and Stock Purchase Plan (the “DRSPP”) that allows shareholders of our Common Stock, our Series C Preferred Stock, our Series D Preferred Stock, our Series E Preferred Stock and our Series F Preferred Stock to have their cash dividends reinvested in additional shares of our Common Stock. The Common Stock to be acquired under the DRSPP may be purchased, at our sole discretion, from us at the average market price of the Common Stock as described in the DRSPP, less a discount ranging from 0% to 5%, or in the open market or in privately negotiated transactions, at the average market price of the Common Stock as described in the DRSPP, without any discount. Shareholders also can make additional monthly cash purchases of Common Stock, subject to a minimum investment of $100 per month ($500 minimum initial investment for new investors) and a maximum investment of $10,000 per month, although we may waive the limitation on the maximum amount upon request, at our sole discretion.

Classification or Reclassification of Common Stock

Our Articles of Incorporation authorize our Board of Directors to classify or reclassify any unissued shares of Common Stock into other classes or series of shares. We believe that the power to classify or reclassify unissued shares of our Common Stock and thereafter to issue the classified or reclassified shares of stock provides us with increased flexibility in structuring possible future financings and in meeting other needs which might arise. These actions can be taken without shareholder approval, unless shareholder approval is required by applicable law or the rules of any stock exchange or automated quotation system on which our securities may be listed or traded.

Prior to the issuance of shares of each class or series, our Board of Directors is required by Maryland law and by our Articles of Incorporation to set, subject to the restrictions on ownership and transfers of our stock contained in our Articles of Incorporation, the preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends, qualifications, or terms or conditions of redemption for each class or series. Thus, the Board of Directors could authorize the issuance of shares of preferred stock with terms and conditions that could have the effect of delaying, deferring or preventing a transaction or a change in control of our Company that might involve a premium price for holders of our Common Stock or otherwise be in their best interest.

Preferred Stock

The following description sets forth general terms and provisions of the preferred stock to which any prospectus supplement may relate. The statements below describing the preferred stock are in all respects subject to and qualified in their entirety by reference to our Articles of Incorporation and our Bylaws, which are incorporated by reference as exhibits to the registration statement of which this prospectus is a part, and any amendments or articles supplementary to our Articles of Incorporation, designating terms of a series of preferred stock. The preferred stock, when issued, will be duly authorized, fully paid and nonassessable. Because our Board of Directors has the power to establish the preferences, powers and rights of each series of preferred stock, our Board of Directors may afford the holders of any series of preferred stock preferences, powers and rights, voting or otherwise, senior to the rights of shareholders of our Common Stock.

We may sell additional shares of Series C Preferred Stock, Series D Preferred Stock, Series E Preferred Stock or Series F Preferred Stock or we may establish a new series of preferred stock that we may sell pursuant to this prospectus. The rights, preferences, privileges and restrictions of any new series of preferred stock will be fixed by the articles supplementary relating to such series, which will be filed as an exhibit to or incorporated by reference in the registration statement. A prospectus supplement will describe the following terms, as applicable, relating to the specific series of preferred stock being offered, as follows:

•	the title and stated par value of the preferred stock;

•	the number of shares offered, the liquidation preference per share and the offering price of the shares;

•	the dividend rate(s), period(s) and payment date(s) or method(s) of calculation applicable to the preferred stock;

•	the date from which dividends on the preferred stock will accumulate, if applicable;

•	the voting rights, if applicable;

•	the provision for a sinking fund, if any, for the preferred stock;

•	the provision for redemption, if applicable, of the preferred stock;

•	any listing of the preferred stock on any securities exchange;

•	the terms and provisions, if any, upon which the preferred stock will be convertible into Common Stock, including the conversion price (or manner of calculation) and conversion period;

•	any other specific terms, preferences, rights, limitations or restrictions of the preferred stock;

•	a discussion of certain material federal income tax considerations applicable to the preferred stock;

•	the relative ranking of the preferred stock as to dividend rights and rights upon the liquidation, dissolution or winding-up of our affairs;

•

any limitation on issuance of any series of preferred stock ranking senior to or on a parity with the series of preferred stock as to dividend rights and rights upon the liquidation, dissolution or winding-up of our affairs; and

•	any limitations on direct or beneficial ownership and restrictions on transfer of the preferred stock, in each case as may be appropriate to preserve our qualification as a REIT.

Warrants

We may issue warrants for the purchase of our Common Stock and/or preferred stock. Warrants may be issued independently or together with other securities offered under this prospectus and any accompanying prospectus supplement and may be attached to or separate from such other securities. Each issuance of warrants will be issued under a separate agreement to be entered into between us and a bank or trust company, as agent (the “Warrant Agent”), all as set forth in the prospectus supplement relating to the particular issue of offered warrants. Each issue of warrants will be evidenced by warrant certificates (the “Warrant Certificates”). The applicable warrant agreement and form of Warrant Certificate will be filed as exhibits to or incorporated by reference in the registration statement. The Warrant Agent will act solely as our agent and will not assume any obligation or relationship of agency or trust for or with any holders of Warrant Certificates or beneficial owners of warrants.

If warrants are offered, the applicable prospectus supplement will describe the terms of such warrants, including the following where applicable:

•	the offering price;

•

the aggregate number of securities purchasable upon exercise of such warrants, and in the case of warrants for preferred stock, the designation, aggregate number and terms of the series of preferred stock purchasable upon exercise of such warrants;

•	any provision adjusting the number of securities that may be purchased upon the exercise of the warrants and the exercise price of the warrants in order to prevent dilution or otherwise;

•	the designation and terms of the securities with which such warrants are being offered and the number of such warrants being offered with each such security;

•	the date on and after which such warrants and the related securities will be transferable separately;

•	the price at which the number of securities purchasable upon exercise of the warrants may be purchased;

•	the date on which the right to exercise such warrants shall begin and the expiration date on which such right shall expire;

•	certain federal income tax considerations; and

•	any other material terms of such warrants.

Rights to Purchase Shares of Common and/or Preferred Stock or to Purchase Warrants Exercisable for Shares of Common and/or Preferred Stock

We may issue, as a dividend at no cost, to holders of record of our securities or any class or series thereof on the applicable record date, rights to purchase shares of our Common Stock and/or preferred stock or to purchase warrants exercisable for shares of our Common Stock and/or preferred stock. In this section, we refer to such rights as “shareholder rights.” If shareholder rights are so issued to existing holders of securities, each shareholder right will entitle the registered holder thereof to purchase the securities issuable upon exercise of the rights pursuant to the terms set forth in the applicable prospectus supplement.

If shareholder rights are issued, the applicable prospectus supplement will describe the terms of such shareholder rights including the following where applicable:

•	record date;

•	subscription price;

•	subscription agent;

•

aggregate number of shares of preferred stock, shares of Common Stock or warrants purchasable upon exercise of such shareholder rights and in the case of shareholder rights for preferred stock or warrants exercisable for preferred stock, the designation, aggregate number, and terms of the class or series of preferred stock purchasable upon exercise of such shareholder rights or warrants;

•	the date on which the right to exercise such shareholder rights shall commence and the expiration date on which such right shall expire;

•	certain federal income tax considerations; and

•	any other material terms of such shareholder rights.

In addition to the terms of the shareholder rights and the securities issuable upon exercise thereof, the prospectus supplement may describe, for a holder of such shareholder rights who validly exercises all shareholder rights issued to such holder, how to subscribe for unsubscribed securities, issuable pursuant to unexercised shareholder rights issued to other holders, to the extent such shareholder rights have not been exercised.

Holders of shareholder rights will not be entitled by virtue of being such holders, to vote, to consent, to receive dividends, to receive notice with respect to any meeting of shareholders for the election of our directors or any other matter, or to exercise any rights whatsoever as shareholders of our Company, except to the extent described in the related prospectus supplement.

Restrictions on Ownership and Transfer

To ensure that we meet the requirements for qualification as a REIT, our Articles of Incorporation prohibit any person or persons acting as a group from owning, directly or indirectly, a number of shares of our capital stock in the aggregate, or of our Series C Preferred Stock or Series D Preferred Stock separately, in excess of 9.8% of the outstanding shares of our capital stock, or Series C Preferred Stock or Series D Preferred Stock, respectively. In addition, our Articles of Incorporation prohibit any person from owning shares of Series F Preferred Stock with a value that is greater than the excess, if any, of (1) 9.8% of the value of all of the outstanding shares of our capital stock, over (2) the value of all of the outstanding shares of our capital stock other than the Series F Preferred Stock, if any, that are directly or indirectly owned by such person. Shares of capital stock not owned directly will be deemed to be owned indirectly by any person if that person is considered the beneficial owner of such shares for purposes of Rule 13(d)(3) promulgated under the Exchange Act. In addition, indirect ownership refers to constructive ownership in accordance with the constructive ownership provisions of Section 544 of the Internal Revenue Code of 1986, as amended (the “Code”), as modified in Section 856(h) of the Code.

The constructive ownership provisions of Section 544 of the Code generally attribute ownership of securities owned by a corporation, partnership, estate or trust proportionately to its shareholders, partners or beneficiaries; attribute ownership of securities owned by family members to other members of the same family; and set forth rules for attributing securities constructively owned by one person to another person (i.e., “reattribution”). To determine whether a person holds or would hold capital stock in excess of the 9.8% ownership limit, a person will be treated as owning not only shares of capital stock actually or beneficially owned, but also any shares of capital stock attributed to that person under the attribution rules described above.

Accordingly, a person who individually owns less than 9.8% of the shares outstanding may nevertheless be in violation of the 9.8% ownership limit. All certificates representing shares of our capital stock will bear a legend referring to the restrictions on ownership described above.

Any purported transfer of shares of our capital stock that would result in an intended transferee (the “purported transferee”) owning (directly or indirectly) shares of our capital stock in excess of the 9.8% ownership limit will constitute “excess shares.” Our Board of Directors has the right to refuse to allow such transfers of excess shares to take place. Our Board of Directors also has the right to redeem the excess shares, upon at least one week’s notice to the holder of the shares, for a price equal to the closing price of shares of the same class, series or type on the NYSE on the last business day prior to the redemption date. From and after such redemption date, such shares will not be entitled to any distributions or other benefits, with the exception only of the right to payment of the redemption price for such shares.

Any acquisition or transfer of shares of our capital stock that would cause us to be disqualified as a REIT will be void to the fullest extent permitted by law, and the purported transferee will be deemed to have no interest in those shares. If the foregoing transfer restriction is determined to be void or invalid as a result of any legal decision, statute, rule or regulation, then the purported transferee of any excess shares may be deemed, at our option, to have acted as an agent on our behalf in acquiring the excess shares and to hold the excess shares on our behalf.

At least 15 days prior to any transaction that would cause a shareholder to acquire excess shares in violation of our Articles of Incorporation or within 10 days upon the demand of our Board of Directors, such person must file an affidavit with us setting forth the information required to be reported in returns filed by shareholders under Treasury regulation section 1.857-9 and in reports filed under Section 13(d) of the Exchange Act. Additionally, upon the demand of our Board of Directors, each proposed transferee of shares of our capital stock may be required to file a statement or affidavit with us setting forth the number of shares already owned by such transferee and any related person.

Our Board of Directors may increase or decrease the 9.8% ownership limit. In addition, our Board of Directors may, pursuant to our Articles of Incorporation, waive the 9.8% ownership limit for a purchaser of our stock who has provided the Board with evidence and assurances that our qualification as a REIT will not be jeopardized.

The provisions described above may inhibit market activity and the resulting opportunity for the holders of our capital stock to receive a premium for their shares that might otherwise exist in the absence of such provisions. Such provisions also may make us an unsuitable investment vehicle for any person seeking to obtain ownership of more than 9.8% of the outstanding shares of our capital stock.

Classification of Board of Directors, Vacancies and Removal of Directors

Our Bylaws provide for a staggered Board of Directors of between three and twelve directors divided into three classes, with terms of three years each. In order for us to qualify as a REIT and under the rules of the NYSE and under our Bylaws, a majority of our directors must be independent. The number of directors in each class and the expiration of each class term, as of the date of this prospectus, is as follows:

Class I	4 Directors	Expires 2010
Class II	3 Directors	Expires 2008
Class III	3 Directors	Expires 2009

At each annual meeting of our shareholders, successors of the class of directors whose term expires at that meeting will be elected for a three-year term and the directors in the other two classes will continue in office. A staggered Board of Directors may delay, defer or prevent a change in our control or other transaction that might involve a premium over the then prevailing market price for our Common Stock or other attributes that our shareholders may consider desirable. In addition, a staggered Board of Directors could prevent shareholders who do not agree with the policies of our Board of Directors from replacing a majority of the Board of Directors for two years.

Our Bylaws provide that any vacancy occurring on our Board of Directors for any cause other than by reason of an increase in the number of directors may, subject to the provision described below for the filling of vacancies for removed directors, be filled by a majority of the remaining members of the Board of Directors, provided that if a majority of the Board of Directors are required to be independent directors, then independent directors shall nominate replacements for vacancies among the independent directors, which replacements must be elected by a majority of the directors, including a majority of the independent directors. Any vacancy on our Board of Directors occurring by reason of an increase in the number of directors may be filled by action of a majority of the entire Board of Directors including a majority of independent directors. Our Bylaws provide that shareholders may, by the affirmative vote of a majority of all votes entitled to be cast in the election of directors, remove any director or directors from office for cause, and may elect a successor or successors to fill any resulting vacancies for the unexpired terms of the removed directors.

Indemnification

Our Articles of Incorporation obligate us to indemnify our directors and officers to the maximum extent permitted by Maryland law, as amended from time to time. The Maryland General Corporation Law permits a corporation to indemnify its present and former directors and officers against judgments, penalties, fines, settlements and reasonable expenses that they actually incur in connection with any proceeding to which they may be made a party by reason of their service in those or other capacities, unless it is established that (1) the act or omission of the director or officer was material to the matter giving rise to the proceeding, and (a) was committed in bad faith, or (b) was the result of active and deliberate dishonesty, or (2) the director or officer actually received an improper personal benefit in money, property or services, or (3) in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful. However, if the proceeding is one by or in the right of the corporation, indemnification may not be made in respect of any proceeding in which the director or officer shall have been adjudged to be liable to the corporation.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors and officers pursuant to the foregoing provisions, we have been informed that in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by us of expenses incurred or paid by a director or officer of the Company in the successful defense of any action, suit or proceeding) is asserted by such director or officer in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by us is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

Limitation of Liability

The Maryland General Corporation Law permits the charter of a Maryland corporation to include a provision limiting the liability of its directors and officers to the corporation and its shareholders for money damages, except to the extent that (1) it is proved that the person actually received an improper benefit or profit in money, property or services, or (2) a judgment or other final adjudication is entered in a proceeding based on a finding that the person’s action, or failure to act, was the result of active and deliberate dishonesty and was material to the cause of action adjudicated in the proceeding. Our Articles of Incorporation provide for elimination of the personal liability of our directors and officers to us or our shareholders for money damages to the maximum extent permitted by Maryland law, as amended from time to time.

Maryland Business Combination Statute

The Maryland General Corporation Law establishes special requirements for “business combinations” between a Maryland corporation and “interested shareholders” unless exemptions are applicable. An interested shareholder is any person who beneficially owns 10% or more of the voting power of the outstanding voting stock or is an affiliate or associate of ours who, at any time within the two-year period prior to the date on which interested shareholder status is determined, was the beneficial owner of 10% or more of the voting power of the then outstanding voting stock. Among other things, the law prohibits for a period of five years a merger and other similar transactions between us and an interested shareholder unless the Board of Directors approved the transaction prior to the party becoming an interested shareholder. The five-year period runs from the most recent date on which the interested shareholder became an interested shareholder. The law also requires payment of a fair price to shareholders to be determined as set forth in the statute or a supermajority shareholder vote for such transactions after the end of the five-year period. This means that the transaction must be approved by at least:

•	80% of the votes entitled to be cast by holders of outstanding voting shares; and

•	two-thirds of the votes entitled to be cast by holders of outstanding voting shares other than shares held by the interested shareholder with whom the business combination is to be effected.

The business combination statute restricts the ability of third parties who acquire, or seek to acquire, control of us to complete mergers and other business combinations without the approval of our Board of Directors even if such a transaction would be beneficial to shareholders.

Maryland Control Share Acquisition Statute

The Maryland General Corporation Law provides that “control shares” of a Maryland corporation acquired in a “control share acquisition” have no voting rights except to the extent approved by a shareholder vote. Two-thirds of the shares eligible to vote must vote in favor of granting the “control shares” voting rights. “Control shares” are shares of stock that, taken together with all other shares of stock owned or entitled to be voted by the acquiror, would entitle the acquiror to exercise, directly or indirectly, at least 10% of the voting power in electing directors. Control shares do not include shares of stock that the acquiring person is entitled to vote as a result of having previously obtained shareholder approval. A “control share acquisition” means the acquisition of control shares, subject to certain exceptions.

A person who has made (or proposes to make) a control share acquisition and who satisfies certain conditions (including agreeing to pay expenses) may compel the Board of Directors to call a special meeting of shareholders to be held within 50 days to consider the voting rights of the shares. If such a person makes no request for a meeting, we have the option to present the question at any shareholders’ meeting.

If voting rights are not approved at a meeting of shareholders or if the acquiring person does not deliver an acquiring person statement as required by the statute, then we may redeem any or all of the control shares (except those for which voting rights have previously been approved) for fair value. We will determine the fair value of the shares, without regard to the absence of voting rights, as of the date of either:

•	the last control share acquisition by the acquiring person; or

•	any meeting where shareholders considered and did not approve voting rights of the control shares.

If voting rights for control shares are approved at a shareholders’ meeting and the acquiror becomes entitled to vote a majority of the shares of stock entitled to vote, all other shareholders may exercise appraisal rights. This means that shareholders would be able to require us to redeem shares of our stock from them for fair value. Under Maryland law, the fair value may not be less than the highest price per share paid by the acquiring person in the control share acquisition. Furthermore, certain limitations otherwise applicable to the exercise of appraisal rights would not apply in the context of a control share acquisition.

The control share acquisition statute would not apply to shares acquired in a merger, consolidation or share exchange if we were a party to the transaction.

The control share acquisition statute could have the effect of discouraging offers to acquire us and of increasing the difficulty of consummating any such offers, even if our acquisition would be in our shareholders’ best interests.

Transfer Agent and Registrar

American Stock Transfer & Trust Company, 59 Maiden Lane, New York, New York 10038, is the transfer agent and registrar for our Common Stock, Series C Preferred Stock, Series D Preferred Stock, Series E Preferred Stock and Series F Preferred Stock. Its telephone number is (800) 937-5449 (toll-free).

FEDERAL INCOME TAX CONSIDERATIONS

Based in part on various factual representations we have made regarding our operations, in the opinion of McKee Nelson LLP, our tax counsel, commencing with our taxable year ended December 31, 1993, we have been organized in conformity with the requirements for qualification and taxation as a REIT and our method of operating has enabled us to qualify for taxation as a REIT and our proposed method of operating going forward will enable us to continue to qualify for taxation as a REIT. McKee Nelson LLP’s opinion is based on existing federal income tax law governing our qualification as a REIT, which is subject to change either prospectively or retroactively. Moreover, our qualification and taxation as a REIT depend upon our ability to meet on a continuing basis, through actual annual operating results, certain qualification tests set forth in the federal income tax laws. Those qualification tests concern the percentage of income that we earn from specified sources, the percentage of our assets that falls within specified categories, the diversity of our stock ownership, and the percentage of our earnings that we distribute. McKee Nelson LLP will not review our compliance with those tests on a continuing basis. Accordingly, there is no assurance that our actual results of operations for any particular taxable year will satisfy such requirements. For a discussion of the tax consequences of our failure to qualify as a REIT, see “—Failure to Qualify.”

This section summarizes the material federal income tax considerations relevant to our qualification and taxation as a REIT and investors in our securities. McKee Nelson LLP has reviewed this section and is of the opinion that the discussion contained herein fairly summarizes the federal income tax consequences that are likely to be material concerning our qualification and taxation as a REIT and your ownership of our securities. Because this section is a summary, it does not address all aspects of taxation that may be relevant to particular investors in light of their personal investment or tax circumstances, or to certain types of investors that are subject to special treatment under the federal income tax laws, such as insurance companies, tax-exempt organizations (except to the extent discussed in “—Taxation of Shareholders—Taxation of Tax-Exempt Shareholders” below), regulated investment companies, partnerships and other pass-through entities (including entities classified as partnerships for federal income tax purposes), financial institutions or broker-dealers, and nonresident aliens and foreign corporations (except to the extent discussed in “—Taxation of Shareholders—Taxation of Foreign Shareholders” below) and other persons subject to special tax rules.

You should be aware that in this section, when we use the term:

•	“Code,” we mean the Internal Revenue Code of 1986, as amended;

•	“Disqualified Organization,” we mean any organization described in Section 860E(e)(5) of the Code, including:

i.	the United States;

ii.	any state or political subdivision of the United States;

iii.	any foreign government;

iv.	any international organization;

v.	any agency or instrumentality of any of the foregoing;

vi.	any charitable remainder trust or other tax-exempt organization, other than a farmer’s cooperative described in Section 521 of the Code, that is exempt both from federal income taxation and from taxation under the unrelated business taxable income provisions of the Code; and

vii.	any rural electrical or telephone cooperative;

•	“Domestic Shareholder,” we mean a Shareholder that is a U.S. Person;

•	“Foreign Shareholder,” we mean a Shareholder that is not a U.S. Person;

•	“IRS,” we mean the Internal Revenue Service;

•	“QRS,” we mean a qualified REIT subsidiary as that term is defined in Section 856(i)(2) of the Code;

•	“REMIC,” we mean a real estate mortgage investment conduit;

•	“Shareholder,” we mean a holder of shares of our capital stock;

•	“TMP,” we mean a taxable mortgage pool as that term is defined in Section 7701(i)(2) of the Code;

•	“TRS” we mean a taxable REIT subsidiary as that term is defined in Section 856(l) of the Code;

•

“U.S. Person,” we mean (i) a citizen or resident of the United States; (ii) a corporation (or entity treated as a corporation for federal income tax purposes) created or organized in the United States or under the laws of the United States or of any state thereof, including, for this purpose, the District of Columbia; (iii) a partnership (or entity treated as a partnership for tax purposes) organized in the United States or under the laws of the United States or of any state thereof, including, for this purpose, the District of Columbia (unless provided otherwise by future Treasury regulations); (iv) an estate whose income is includible in gross income for federal income tax purposes regardless of its source; or (v) a trust, if a court within the United States is able to exercise primary supervision over the administration of the trust and one or more U.S. Persons have authority to control all substantial decisions of the trust. Notwithstanding the preceding clause, to the extent provided in Treasury regulations, certain trusts that were in existence on August 20, 1996, that were treated as U.S. Persons prior to such date, and that elect to continue to be treated as U.S. Persons, also are U.S. Persons.

The statements in this section and the opinion of McKee Nelson LLP are based on the current federal income tax laws. There is no assurance that new laws, interpretations of law or court decisions, any of which may take effect retroactively, will not cause any statement in this section to be inaccurate. There is no assurance that the IRS would not assert, or that a court would not sustain, a position contrary to any of the tax consequences described below.

This summary provides general information only and is not tax advice. We urge you to consult your tax advisor regarding the specific tax consequences to you of the purchase, ownership and sale of our securities and of our election to be taxed as a REIT. Specifically, you should consult your tax advisor regarding the federal, state, local, foreign, and other tax consequences of such purchase, ownership, sale and election, and regarding potential changes in applicable tax laws.

Taxation as a REIT

If we qualify for taxation as a REIT, we generally will not be subject to federal income tax on our taxable income that we currently distribute to our Shareholders, but taxable income generated by our domestic TRSs will be subject to regular federal (and applicable state and local) corporate income tax. However, we will be subject to federal tax in the following circumstances:

•

We will pay federal income tax on our taxable income, including net capital gain, that we do not distribute to Shareholders during, or within a specified time period after, the calendar year in which the income is earned.

•	We may be subject to the “alternative minimum tax” on any items of tax preference including any deductions of net operating losses.

•	We will pay federal income tax at the highest corporate rate on:

•

net income from the sale or other disposition of property acquired through foreclosure, which we refer to as foreclosure property, that we hold primarily for sale to customers in the ordinary course of business, and

•	other non-qualifying income from foreclosure property.

•

We will pay a 100% tax on net income earned from sales or other dispositions of property, other than foreclosure property, that we hold primarily for sale to customers in the ordinary course of business.

•

If we fail to satisfy the 75% gross income test or the 95% gross income test, as described below under “—Gross Income Tests,” but nonetheless continue to qualify as a REIT because we meet other requirements, we will be subject to a 100% tax on:

•	the greater of the amount by which we fail the 75% gross income test or the 95% gross income test, multiplied, in either case, by

•	a fraction intended to reflect our profitability.

•

If we fail to satisfy the asset tests by more than a de minimis amount, as described below under “—Asset Tests,” as long as the failure was due to reasonable cause and not to willful neglect, we dispose of the assets or otherwise comply with such asset tests within six months after the last day of the quarter in which we identify such failure and we file a schedule with the IRS describing the assets that caused such failure, we will pay a tax equal to the greater of $50,000 or 35% of the net income from the non-qualifying assets during the period in which we failed to satisfy such asset tests.

•

If we fail to satisfy one or more requirements for REIT qualification, other than the gross income tests and the asset tests, and such failure was due to reasonable cause and not due to willful neglect, we will be required to pay a penalty of $50,000 for each such failure.

•

We may be required to pay monetary penalties to the IRS in certain circumstances, including if we fail to meet recordkeeping requirements intended to monitor our compliance with rules relating to the composition of a REIT’s shareholders, as described below in “—Requirements for Qualification.”

•

If we fail to distribute during a calendar year at least the sum of: (i) 85% of our REIT ordinary income for the year, (ii) 95% of our REIT capital gain net income for the year and (iii) any undistributed taxable income from earlier periods, we will pay a 4% nondeductible excise tax on the excess of the required distribution over the amount we actually distributed, plus any retained amounts on which income tax has been paid at the corporate level.

•

We may elect to retain and pay federal income tax on our net long-term capital gain. In that case, a Domestic Shareholder would be taxed on its proportionate share of our undistributed long-term capital gain (to the extent that we make a timely designation of such gain) and would receive a credit or refund for its proportionate share of the tax we paid.

•	We will be subject to a 100% excise tax on transactions between us and any of our TRSs that are not conducted on an arm’s-length basis.

•

If (a) we recognize excess inclusion income for a taxable year as a result of our ownership of a 100% equity interest in a TMP or our ownership of a REMIC residual interest and (b) one or more Disqualified Organizations is the record owner of shares of our stock during that year, then we will be subject to tax at the highest corporate federal income tax rate on the portion of the excess inclusion income that is allocable to the Disqualified Organizations. We do not anticipate owning REMIC residual interests; we may, however, own 100% of the equity interests in one or more collateralized mortgage debt offerings or one or more trusts formed in connection with our securitization transactions, but intend to structure each collateralized mortgage debt offering and each securitization transaction so that the issuing entity would not be classified as a TMP. See “—Taxable Mortgage Pools.”

•

If we acquire any asset from a C corporation, or a corporation that generally is subject to full corporate-level tax, in a merger or other transaction in which we acquire a basis in the asset that is determined by reference either to the C corporation’s basis in the asset or to another asset, we will pay tax at the highest corporate federal income tax rate if we recognize gain on the sale or disposition of the asset during the 10-year period after we acquire the asset. The amount of gain on which we will pay tax is the lesser of:

•	the amount of gain that we recognize at the time of the sale or disposition, and

•

the amount of gain that we would have recognized if we had sold the asset at the time we acquired it, assuming that the C corporation will not elect in lieu of this treatment to an immediate tax when the asset is acquired.

In addition, notwithstanding our qualification as a REIT, we may also have to pay certain state and local income taxes, because not all states and localities treat REITs in the same manner that they are treated for federal income tax purposes. Moreover, as further described below, any domestic TRS in which we own an interest will be subject to federal, state and local corporate income tax on its taxable income. We could also be subject to tax in situations and on transactions not presently contemplated.

Requirements for Qualification

A REIT is a corporation, trust, or association that meets each of the following requirements:

1. It is managed by one or more trustees or directors.

2. Its beneficial ownership is evidenced by transferable shares or by transferable certificates of beneficial interest.

3. It would be taxable as a domestic corporation, but for the REIT provisions of the federal income tax laws.

4. It is neither a financial institution nor an insurance company subject to special provisions of the federal income tax laws.

5. At least 100 persons are beneficial owners of its shares or ownership certificates.

6. Not more than 50% in value of its outstanding shares or ownership certificates is owned, directly or indirectly, by five or fewer individuals, which the federal income tax laws define to include certain entities, during the last half of any taxable year. For purposes of this requirement, indirect ownership will be determined by applying attribution rules set out in Section 544 of the Code, as modified by Section 856(h) of the Code.

7. It elects to be taxed as a REIT, or has made such election for a previous taxable year, and satisfies all relevant filing and other administrative requirements that must be met to elect and maintain REIT qualification.

8. It meets certain other qualification tests, described below, regarding the nature of its income and assets.

We must meet requirements 1 through 4 during our entire taxable year and must meet requirement 5 during at least 335 days of a taxable year of twelve months, or during a proportionate part of a taxable year of less than twelve months. If we comply with all the requirements for ascertaining the ownership of our outstanding stock in a taxable year and have no reason to know that we violated requirement 6, we will be deemed to have satisfied requirement 6 for that taxable year. For purposes of determining share ownership under requirement 6, an “individual” generally includes a supplemental unemployment compensation benefits plan, a private foundation, or a portion of a trust permanently set aside or used exclusively for charitable purposes. An “individual” generally does not include a trust that is a qualified employee pension or profit sharing trust under the federal income tax laws, however, and beneficiaries of such a trust will be treated as owning our stock in proportion to their actuarial interests in the trust for purposes of requirement 6.

We believe that we have issued and outstanding common and preferred stock with sufficient diversity of ownership to satisfy requirements 5 and 6. In addition, our Articles of Incorporation restrict the ownership and transfer of our stock so that we should continue to satisfy these requirements. The provisions of our Articles of Incorporation restricting the ownership and transfer of common and preferred stock are described in “Description of Equity Securities—Restrictions on Ownership and Transfer.”

To monitor compliance with the share ownership requirements, we generally are required to maintain records regarding the actual ownership of our shares. To do so, we must demand written statements each year from the record holders of significant percentages of our stock pursuant to which the record holders must disclose the actual owners of the shares (i.e., the persons required to include our dividends in their gross income). We must maintain a list of those persons failing or refusing to comply with this demand as part of our records. We could be subject to monetary penalties if we fail to comply with these recordkeeping requirements. If you fail or refuse to comply with the demands, you will be required by Treasury regulations to submit a statement with your tax return disclosing your actual ownership of our shares and other information. In addition, we must satisfy all relevant filing and other administrative requirements that must be met to elect and maintain REIT qualification and use a calendar year for federal income tax purposes. We intend to continue to comply with these requirements.

Qualified REIT Subsidiaries

A corporation that is a QRS is not treated as a corporation separate from its parent REIT. All assets, liabilities, and items of income, deduction and credit of a QRS are treated as assets, liabilities, and items of income, deduction and credit of the REIT. A QRS is a corporation, other than a TRS, all of the capital stock of which is owned, directly or indirectly, by the REIT. Thus, in applying the requirements described herein, any QRS that we own will be ignored, and all assets, liabilities, and items of income, deduction and credit of such QRS will be treated as our assets, liabilities, and items of income, deduction and credit. If we own 100% of the equity interests in a collateralized mortgage debt issuer or other securitization vehicle that is treated as a corporation for tax purposes, that collateralized mortgage debt issuer or other securitization vehicle would be a qualified REIT subsidiary, unless we and the collateralized mortgage debt issuer or other securitization vehicle jointly elect to treat the collateralized mortgage debt issuer or other securitization vehicle as a TRS.

Other Disregarded Entities and Partnerships

An unincorporated domestic entity, such as a partnership, limited liability company, or trust that has a single owner generally is not treated as an entity separate from its parent for federal income tax purposes. An unincorporated domestic entity with two or more owners generally is treated as a partnership for federal income tax purposes. In the case of a REIT that is a partner in a partnership that has other partners that are not QRSs or disregarded entities with respect to the REIT, the REIT is treated as owning its proportionate share of the assets of the partnership and as earning its allocable share of the gross income of the partnership for purposes of the applicable REIT qualification tests. For purposes of the 10% value test (see “—Asset Tests”), our proportionate share is based on our proportionate interest in the equity interests and certain debt securities issued by the partnership. For all of the other asset and income tests, our proportionate share is based on our proportionate interest in the capital interests in the partnership. Our proportionate share of the assets, liabilities, and items of income of any partnership, joint venture or limited liability company that is treated as a partnership for federal income tax purposes in which we acquire an interest, directly or indirectly, will be treated as our assets and gross income for purposes of applying the various REIT qualification requirements.

If a disregarded subsidiary of ours ceases to be wholly-owned—for example, if any equity interest in the subsidiary is acquired by a person other than us or another disregarded subsidiary of ours—the subsidiary’s separate existence would no longer be disregarded for federal income tax purposes. Instead, the subsidiary would have multiple owners and would be treated as either a partnership or a taxable corporation. Such an event could, depending on the circumstances, adversely affect our ability to satisfy the various asset and gross income requirements applicable to REITs, including the requirement that REITs generally may not own, directly or indirectly, more than 10% of the securities of another corporation. See “—Asset Tests” and “—Gross Income Tests.”

Taxable REIT Subsidiaries

A REIT is permitted to own up to 100% of the stock of one or more TRSs. A TRS is a fully taxable corporation that may earn income that would not be qualifying income if earned directly by the parent REIT. The subsidiary and the REIT must jointly elect to treat the subsidiary as a TRS. A corporation with respect to which a TRS directly or indirectly owns more than 35% of the voting power or value of the stock will automatically be treated as a TRS. We generally may not own more than 10%, as measured by voting power or value, of the securities of a corporation that is not a qualified REIT subsidiary unless we and such corporation elect to treat such corporation as a TRS. Overall, no more than 20% of the value of a REIT’s assets may consist of stock or securities of one or more TRSs.

The separate existence of a TRS or other taxable corporation, unlike a QRS or other disregarded subsidiary as discussed above, is not ignored for U.S. federal income tax purposes. Accordingly, a domestic TRS would generally be subject to federal (and applicable state and local income tax) corporate income tax on its earnings, which may reduce the cash flow generated by us and our subsidiaries in the aggregate and our ability to make distributions to our Shareholders.

A REIT is not treated as holding the assets of a TRS or as receiving any income that the TRS earns. Rather, the stock issued by the TRS is an asset in the hands of the REIT, and the REIT generally recognizes as income the dividends, if any, that it receives from the TRS. This treatment can affect the gross income and asset test calculations that apply to the REIT, as described below. Because a parent REIT does not include the assets and income of such subsidiary corporations in determining the parent’s compliance with the REIT requirements, such entities may be used by the parent REIT to undertake indirectly activities that the REIT rules might otherwise preclude it from doing directly or through pass-through subsidiaries or render commercially unfeasible (for example, activities that give rise to certain categories of income such as non-qualifying hedging income or inventory sales).

Certain restrictions imposed on TRSs are intended to ensure that such entities will be subject to appropriate levels of U.S. federal income taxation. First, a TRS may not deduct interest payments made in any year to an affiliated REIT to the extent that such payments exceed, generally, 50% of the TRS’s adjusted taxable income for that year (although the TRS may carry forward to, and deduct in, a succeeding year the disallowed interest amount if the 50% test is satisfied in that year). In addition, if amounts are paid to a REIT or deducted by a TRS due to transactions between the REIT and a TRS that exceed the amount that would be paid to or deducted by a party in an arm’s-length transaction, the REIT generally will be subject to an excise tax equal to 100% of such excess. We scrutinize all of our transactions with any of our TRSs in an effort to ensure that we do not become subject to this excise tax; however, there is no assurance that we will be successful in avoiding this excise tax.

Gross Income Tests

We must satisfy two gross income tests annually to maintain qualification as a REIT. First, at least 75% of our gross income for each taxable year must consist of defined types of income that we derive from investments relating to real property or mortgages on real property, or from qualified temporary investments. Qualifying income for purposes of the 75% gross income test generally includes:

•	rents from real property;

•	interest on debt secured by a mortgage on real property or on interests in real property;

•	dividends or other distributions on, and gain from the sale of, shares in other REITs;

•	gain from the sale of real estate assets;

•

any amount includible in gross income with respect to a regular or residual interest in a REMIC, unless less than 95% of the REMIC’s assets are real estate assets, in which case only a proportionate amount of such income will qualify; and

•	income derived from certain temporary investments.

Second, in general, at least 95% of our gross income for each taxable year must consist of income that is qualifying income for purposes of the 75% gross income test, other types of interest and dividends, gain from the sale or disposition of stock or securities (provided that such stock or securities are not property held primarily for sale to customers in the ordinary course of business) or any combination of these.

Gross income from the sale of property held primarily for sale to customers in the ordinary course of business is excluded from both the numerator and the denominator in both income tests. Income and gain from hedging transactions that we enter into to hedge indebtedness incurred or to be incurred to acquire or carry real estate assets will generally be excluded from both the numerator and the denominator for purposes of the 95% gross income test (but not the 75% gross income test) as described under “—Hedging Transactions” below. We intend to monitor the amount of our non-qualifying income and manage our investment portfolio to comply at all times with the gross income tests but there is no assurance that we will be successful in this effort.

Interest

The term “interest,” as defined for purposes of both gross income tests, generally excludes any amount that is based in whole or in part on the income or profits of any person. However, interest generally includes the following: (i) an amount that is based on a fixed percentage or percentages of gross receipts or sales and (ii) an amount that is based on the income or profits of a borrower, where the borrower derives substantially all of its income from the real property securing the debt by leasing substantially all of its interest in the property, but only to the extent that the amounts received by the borrower would be qualifying “rents from real property” if received directly by a REIT.

If a loan contains a provision that entitles a REIT to a percentage of the borrower’s gain upon the sale of the real property securing the loan or a percentage of the appreciation in the property’s value as of a specific date, income attributable to that loan provision will be treated as gain from the sale of the property securing the loan, which generally is qualifying income for purposes of both gross income tests.

Interest on debt secured by a mortgage on real property or on interests in real property is generally qualifying income for purposes of the 75% gross income test. However, if the highest principal amount of a loan outstanding during a taxable year exceeds the fair market value of the real property securing the loan as of the date the REIT agreed to originate or acquire the loan, a portion of the interest income from such loan will not be qualifying income for purposes of the 75% gross income test, but will be qualifying income for purposes of the 95% gross income test. The portion of the interest income that will not be qualifying income for purposes of the 75% gross income test will be equal to the portion of the principal amount of the loan that is not secured by real property (i.e., the amount by which the loan exceeds the value of the real estate that is security for the loan).

Interest, including original issue discount or market discount, that we accrue on our real estate-related investments generally will be qualifying income for purposes of both gross income tests.

Fee Income

We may receive various fees in connection with our operations. The fees will be qualifying income for purposes of both the 75% gross income and 95% gross income tests if they are received in consideration for entering into an agreement to make a loan secured by a mortgage on real property or an interest in real property and the fees are not determined by income or profits of any person. Other fees are not qualifying income for purposes of either gross income test. Any fees earned by our TRSs will not be included for purposes of the gross income tests.

Dividends

Our share of any dividends received from any corporation (including any TRS but excluding any QRS) in which we own an equity interest will qualify for purposes of the 95% gross income test but not for purposes of the 75% gross income test. Our share of any dividends received from any other REIT in which we own an equity interest will be qualifying income for purposes of both gross income tests.

Rents from Real Property

We currently do not own and do not intend to acquire any significant amount of real property that we would hold for the production of rental income.

Hedging Transactions

We have, from time to time, entered into hedging transactions with respect to the interest rate risk associated with our borrowings and we intend to do so going forward. Generally, for any hedging transaction that we entered into prior to December 31, 2004 to manage interest rate risk associated with incurring indebtedness to acquire or carry real estate assets, such as mortgage loans or mortgage-backed securities, any income or gain from such hedging transactions would be qualifying income for purposes of the 95% gross income test, but not for purposes of the 75% gross income test. For hedging transactions that we have entered into after December 31, 2004, we must comply with certain identification procedures set out in Treasury regulations to ensure the status of our hedging transactions as hedges for tax purposes, and, as was the case under the earlier rule, our hedges must manage risk associated with debt incurred or to be incurred to acquire or carry real estate assets. To the extent that we enter into a contract to hedge interest rate risk on indebtedness incurred or to be incurred to acquire or carry real estate assets, and to the extent we comply with applicable tax hedge identification rules, any income and gain from such hedging transaction will be excluded from gross income for purposes of the 95% gross income test but will be treated as non-qualifying income for purposes of the 75% gross income test. To the extent that we hedge for other purposes, the resultant income or gain from hedging may not be treated as income that qualifies under the 95% gross income test. We have endeavored to structure any hedging transaction in a manner that does not jeopardize our qualification as a REIT but there is no assurance that we will be successful in this regard. We have conducted, and may continue to conduct, some or all of our hedging activities through a TRS, rather than participating in hedging transactions directly. There is no assurance, however, that our hedging activities will not give rise to income that does not qualify for purposes of either or both of the REIT gross income tests, and will not adversely affect our ability to satisfy the REIT qualification requirements.

Failure to Satisfy Gross Income Tests

We have monitored and intend to continue to monitor the amount of our non-qualifying income and manage our assets to comply with the gross income tests for each taxable year for which we seek to maintain our REIT qualification. There is no assurance, however, that we will be able to satisfy the gross income tests. If we fail to satisfy one or both of the gross income tests for any taxable year, we may nevertheless qualify as a REIT for such year if we qualify for relief under certain provisions of the Code. These relief provisions will be generally available if (i) our failure to meet such tests was due to reasonable cause and not due to willful neglect, and (ii) we file with the IRS a schedule describing the sources of our gross income in accordance with Treasury regulations. We cannot predict, however, whether in all circumstances, we would qualify for the benefit of these relief provisions. In addition, as discussed above under “—Taxation as a REIT,” even if the relief provisions apply, a tax would be imposed upon the amount by which we fail to satisfy the particular gross income test.

In the third quarter of our 2007 taxable year, market conditions forced us to dispose of a significant portion of our portfolio of mortgage-backed securities, which, until the time we disposed of them, were a source of significant amounts of gross income that qualified for purposes of both the 75% gross income test and the 95% gross income test. At the same time, we were compelled to dispose of or otherwise terminate associated interest rate swap agreements and thereby recognize a gain that is not eligible for exclusion from gross income under the special REIT hedging rule for purposes of the 95% gross income test. See “—Hedging Transactions” above for a description of the treatment of gross income that we derive from hedging transactions.

The treatment of gains from the disposition or termination of such interest rate swap agreements for purposes of the 95% gross income test is not clear, and if such gross income is not qualifying for the 95% gross income test, then we may have failed that test for our 2007 taxable year. We believe, however, that even if we are considered to have failed the 95% gross income test for our 2007 taxable year, our failure of the 95% gross income test would be considered to be due to reasonable cause and not willful neglect. As such, we would not be disqualified as a REIT for failure of the 95% gross income test, provided that we complied with certain reporting requirements and paid a tax based, in part, on the amount by which we failed the test. To the extent we are considered to have failed the 95% gross income test, we expect that any tax due would be less than $300,000 because the amount by which we would be considered to have failed the 95% gross income test would be less than one percent.

McKee Nelson LLP, our tax counsel, in providing the opinion set out in the first paragraph under “Federal Income Tax Considerations,” has concluded that if we are considered to have failed the 95% gross income test for our 2007 taxable year, that such failure will be considered to be due to reasonable cause and not willful neglect such that the failure will not result in our disqualification as a REIT for our 2007 taxable year. Opinions of counsel are not, however, binding on the IRS or the courts. If, notwithstanding the opinion of McKee Nelson LLP, the IRS were to assert that we failed the 95% gross income test for our 2007 taxable year and that such failure was not due to reasonable cause, and the courts were to sustain that position, our status as a REIT would terminate for our 2007 taxable year. We would not be eligible to again elect REIT qualification until our 2012 taxable year. See “Failure To Qualify” below.

Asset Tests

To qualify as a REIT, we also must satisfy the following asset tests at the end of each quarter of each taxable year. First, at least 75% of the value of our total assets must consist of some combination of real estate assets, cash, cash items, government securities, and, under some circumstances, stock or debt instruments purchased with new capital. For this purpose, the term real estate assets includes interests in real property (including leaseholds and options to acquire real property and leaseholds), stock of other corporations that qualify as REITs, and interests in mortgage loans secured by real property (including certain types of mortgage-backed securities). Assets that do not qualify for purposes of the 75% test are subject to the additional asset tests described below.

Second, the value of our interest in any one issuer’s securities (other than debt and equity securities issued by any of our TRSs, QRSs, any other entity that is disregarded as an entity separate from us, and any equity interest we may hold in a partnership) may not exceed 5% of the value of our total assets. Third, we may not own more than 10% of the voting power or 10% of the value of any one issuer’s outstanding securities (other than debt and equity securities issued by any of our TRSs, QRSs, any other entity that is disregarded as an entity separate from us, and any equity interest we may hold in a partnership). Fourth, no more than 20% of the value of our total assets may consist of the securities of one or more TRSs. For purposes of the 10% value test, the term “securities” does not include certain straight debt securities. Generally, the term “straight debt” refers to debt instruments that do not provide for contingent payments based on earnings or profits of the issuer or another party and are not convertible into stock of the issuer.

Notwithstanding the general rule that, for purposes of the gross income and asset tests, a REIT is treated as owning its proportionate share of the underlying assets of a partnership in which it holds a partnership interest, if a REIT holds indebtedness issued by a partnership, the indebtedness will be subject to, and may cause a violation of the asset tests, unless it is a qualifying mortgage asset or otherwise satisfies the rules for straight debt. Similarly, although stock of another REIT qualifies as a real estate asset for purposes of the REIT asset tests, non-mortgage debt issued by another REIT will not so qualify.

Any regular or residual interest that we own in a REMIC will generally qualify as real estate assets. However, if less than 95% of the assets of a REMIC consist of assets that qualify as real estate assets, then we will be treated as holding directly our proportionate share of the assets of such REMIC for purposes of the asset tests.

We believe that most of the real estate-related securities that we have held, and that we expect to hold going forward, have been and will be qualifying assets for purposes of the 75% asset test. However, our investment in other asset-backed securities, loans and other instruments that are not secured by mortgages on real property will not be qualifying assets for purposes of the 75% asset test.

We have monitored and will continue to monitor the status of our assets for purposes of the various asset tests and will seek to manage our portfolio to comply at all times with such tests. There is no assurance, however, that we will be successful in this effort. In this regard, to determine our compliance with these requirements, we are required to estimate the value of our assets to ensure compliance with the asset tests. However, some of the assets that we may own may not be susceptible to precise valuation. Although we have sought to and will continue to seek to be prudent in making these estimates, there is no assurance that the IRS will not disagree with these determinations and assert that a different value is applicable, in which case we might not satisfy the 75% asset test and the other asset tests and would fail to qualify as a REIT.

Failure to Satisfy Asset Tests

If we fail to satisfy the asset tests as the end of a quarter, we will not lose our REIT qualification if:

•	we satisfied the asset tests at the end of the preceding calendar quarter; and

•

the discrepancy between the value of our assets and the asset test requirements arose from changes in the market values of our assets and was not wholly or partly caused by the acquisition of one or more non-qualifying assets.

If we did not satisfy the condition described in the second bullet above, we still could avoid disqualification by eliminating any discrepancy within 30 days after the close of the calendar quarter in which it arose.

If we violate the 5% value test, 10% voting test or 10% value test described above at the end of any calendar quarter, we will not lose our REIT qualification if (i) the failure is de minimis (up to the lesser of 1% of our total assets or $10 million) and (ii) we dispose of these assets or otherwise comply with the asset tests within six months after the last day of the quarter. In the event of a failure of any of the asset tests, other than one described in the immediately preceding sentence, as long as the failure was due to reasonable cause and not to willful neglect, we will not lose our REIT qualification if we (i) file with the IRS a schedule describing the assets that caused the failure, (ii) dispose of these assets or otherwise comply with the asset tests within six months after the last day of the quarter and (iii) pay a tax equal to the greater of $50,000 per failure or an amount equal to the product of the highest corporate income tax rate (currently 35%) and the net income from the non-qualifying assets during the period in which we failed to satisfy the asset tests.

Annual Distribution Requirements

To qualify as a REIT, we are required to distribute dividends (other than capital gain dividends) to our Shareholders in an amount at least equal to:

(A) the sum of

(i)	90% of our “REIT taxable income” (computed without regard to the dividends paid deduction and our net capital gains), and

(ii)	90% of the net income (after tax), if any, from foreclosure property (as described below), minus

(B) the sum of certain items of non-cash income.

In addition, if we were to recognize “built-in-gain” (as defined below) on disposition of any assets acquired from a “C” corporation in a transaction in which our basis in the assets was determined by reference to the “C” corporation’s basis (for instance, if the assets were acquired in a tax-free reorganization), we would be required to distribute at least 90% of the built-in-gain recognized net of the tax we would pay on such gain. “Built-in-gain” is the excess of (a) the fair market value of an asset (measured at the time of acquisition) over (b) the basis of the asset (measured at the time of acquisition).

Such distributions must be paid in the taxable year to which they relate, or in the following taxable year if either (i) we declare the distribution before we file a timely federal income tax return for the year and pay the distribution with or before the first regular dividend payment after such declaration or (ii) we declare the distribution in October, November or December of the taxable year, payable to Shareholders of record on a specified day in any such month, and we actually pay the dividends before the end of January of the following year. The distributions under clause (i) are taxable to our Shareholders in the year in which paid, and the distributions in clause (ii) are treated as paid on December 31 of the prior taxable year. In both instances, these distributions relate to our prior taxable year for purposes of the 90% distribution requirement.

We will pay federal income tax at corporate tax rates on our taxable income, including net capital gain, that we do not distribute to Shareholders. Furthermore, if we fail to distribute during each calendar year, or by the end of January following the calendar year in the case of distributions with declaration and record dates falling in the last three months of the calendar year, at least the sum of (i) 85% of our ordinary income for such year, (ii) 95% of our capital gain income for such year and (iii) any undistributed taxable income from prior periods, we will be subject to a 4% nondeductible excise tax on the excess of such required distribution over the amounts actually distributed. We have and intend to continue to make timely distributions sufficient to satisfy the annual distribution requirements and to avoid corporate federal income tax and the 4% nondeductible excise tax.

We may elect to retain, rather than distribute, our net capital gain, if any, and pay tax on such gains. In this case, we could elect to have our Shareholders include their proportionate share of such undistributed capital gains in income and to receive a corresponding credit for their share of the tax paid by us. Shareholders would then increase the adjusted basis of their stock by the difference between the designated amounts of capital gains from us that they include in their taxable income, and the tax paid on their behalf by us with respect to that income.

To the extent that a REIT has available net operating losses carried forward from prior tax years, such losses may reduce the amount of distributions that it must make to comply with the REIT distribution requirements. Such losses, however, will generally not affect the character, in the hands of shareholders, of any distributions that are actually made by the REIT, which are generally taxable to shareholders to the extent that the REIT has current or accumulated earnings and profits. See “—Taxation of Shareholders—Taxation of Taxable Domestic Shareholders.”

We may find it difficult or impossible to meet distribution requirements in certain circumstances. Due to the nature of the assets in which we will invest, we may be required to recognize taxable income from those assets in advance of our receipt of cash flow on or proceeds from disposition of such assets. For instance, we may be required to accrue interest and discount income on mortgage loans, mortgage-backed securities, and other types of debt securities or interests in debt securities before we receive any payments of interest or principal on such assets. Moreover, in certain instances we may be required to accrue taxable income that we may not actually recognize as economic income. For example, if we own a residual equity position in a mortgage loan securitization, we may recognize taxable income that we will never actually receive due to losses sustained on the underlying mortgage loans. Although those losses would be deductible for tax purposes, they would likely occur in a year subsequent to the year in which we recognized the taxable income. Thus, for any taxable year, we may be required to fund distributions in excess of cash flow received from our investments. If such circumstances arise, in order to fund our distribution requirement and maintain our REIT qualification, we may have to sell assets at unfavorable prices, borrow at unfavorable terms, make taxable stock dividends, or pursue other strategies. There is no assurance, however, that any such strategy would be successful if our cash flow were to become insufficient to make the required distributions.

Under certain circumstances, we may be able to rectify a failure to meet the distribution requirement for a year by paying “deficiency dividends” to Shareholders in a later year, which may be included in our deduction for dividends paid for the earlier year. Thus, we may be able to avoid being taxed on amounts distributed as deficiency dividends; however, we will be required to pay interest and a penalty to the IRS based on the amount of any deduction taken for deficiency dividends.

Failure to Qualify

If we fail to satisfy one or more requirements for REIT qualification, other than the gross income tests and the asset tests, we could avoid disqualification if our failure is due to reasonable cause and not to willful neglect and we pay a penalty of $50,000 for each such failure. In addition, there are relief provisions for a failure of the gross income tests and asset tests, as described in “—Gross Income Tests” and “—Asset Tests.”

If we fail to qualify for taxation as a REIT in any taxable year, and the relief provisions do not apply, we will be subject to tax (including any applicable alternative minimum tax) on our taxable income at regular federal corporate income tax rates. Distributions to Shareholders in any year in which we fail to qualify will not be deductible by us nor will they be required to be made. In such event, to the extent of current and accumulated earnings and profits, all distributions to Shareholders will be taxable as ordinary income, and, subject to certain limitations of the Code, corporate Shareholders may be eligible for the dividends received deduction, and individual Shareholders and other non-corporate Shareholders may be eligible to be taxed at the reduced 15% rate currently applicable to qualified dividend income (through 2010). Unless entitled to relief under specific statutory provisions, we will also be disqualified from taxation as a REIT for the four taxable years following the year during which qualification was lost. We cannot predict whether in all circumstances we would be entitled to such statutory relief.

Prohibited Transactions

Net income derived by a REIT from a prohibited transaction is subject to a 100% excise tax. The term “prohibited transaction” generally includes a sale or other disposition of property (other than foreclosure property) that is held “primarily for sale to customers in the ordinary course of a trade or business.” Although we have not held and do not expect to hold assets primarily for sale to customers in the ordinary course of our business, these terms are dependent upon the particular facts and circumstances, and there is no assurance that we will never be subject to this excise tax. The 100% tax does not apply to gains from the sale of property that is held through a TRS, although such income will be subject to tax in the hands of the TRS at regular federal corporate income tax rates.

Foreclosure Property

A REIT is subject to tax at the maximum corporate rate (currently 35%) on any income from foreclosure property, including gain from the disposition of such foreclosure property, other than income that otherwise would be qualifying income for purposes of the 75% gross income test. Foreclosure property is real property and any personal property incident to such real property (i) that is acquired by a REIT as result of the REIT having bid on such property at foreclosure, or having otherwise reduced the property to ownership or possession by agreement or process of law, after there was a default (or default was imminent) on a lease of such property or a mortgage loan held by the REIT and secured by the property, (ii) for which the related loan or lease was acquired by the REIT at a time when default was not imminent or anticipated and (iii) for which such REIT makes a proper election to treat the property as foreclosure property. Any gain from the sale of property for which a foreclosure election has been made will not be subject to the 100% excise tax on gains from prohibited transactions described above, even if the property would otherwise constitute inventory or dealer property in the hands of the selling REIT.

Taxable Mortgage Pools

An entity, or a portion of an entity, may be classified as a TMP under the Code if (i) substantially all of its assets consist of debt obligations or interests in debt obligations, (ii) more than 50% of those debt obligations are real estate mortgage loans, interests in real estate mortgage loans or interests in certain mortgage-backed securities as of specified testing dates, (iii) the entity has issued debt obligations that have two or more maturities and (iv) the payments required to be made by the entity on its debt obligations “bear a relationship” to the payments to be received by the entity on the debt obligations that it holds as assets. Under Treasury regulations, if less than 80% of the assets of an entity (or a portion of an entity) consist of debt obligations, these debt obligations are considered not to comprise “substantially all” of its assets, and therefore the entity would not be treated as a TMP.

We have not entered into, and we do not intend to enter into, securitization or financing transactions that will cause us to be viewed as owning interests in one or more TMPs. Generally, if an entity or a portion of an entity is classified as a TMP, then the entity or portion thereof is treated as a taxable corporation and it cannot file a consolidated federal income tax return with any other corporation. If, however, a REIT owns 100% of the equity interests in a TMP, then the TMP is a QRS and, as such, ignored as an entity separate from the REIT.

If, notwithstanding our intent to avoid having the issuing entity in any of our securitization or financing transactions classified as a TMP, one or more of such transactions was so classified, then as long as we owned 100% of the equity interests in the issuing entity, all or a portion of the income that we recognize with respect to our investment in the issuing entity will be treated as excess inclusion income. Section 860E(c) of the Code defines the term “excess inclusion” with respect to a residual interest in a REMIC. The IRS, however, has yet to issue guidance on the computation of excess inclusion income on equity interests in a TMP held by a REIT. Generally, however, excess inclusion income with respect to our investment in any TMP and any taxable year will equal the excess of (i) the amount of income we accrue on our investment in the TMP over (ii) the amount of income we would have accrued if our investment were a debt instrument having an issue price equal to the fair market value of our investment on the day we acquired it and a yield to maturity equal to 120% of the long-term applicable federal rate in effect on the date we acquired our interest. The term “applicable federal rate” refers to rates that are based on weighted average yields for treasury securities and are published monthly by the IRS for use in various tax calculations. If we undertake securitization transactions that are TMPs, the amount of excess inclusion income we recognize in any taxable year could represent a significant portion of our total taxable for that year.

Although we intend to structure our securitization and financing transactions so that we will not recognize any excess inclusion income, there is no assurance that we will always be successful in this regard. If, notwithstanding our intent, we recognized excess inclusion income, then under guidance issued by the IRS, we would be required to allocate the excess inclusion income proportionately among the dividends we pay to our Shareholders and we must notify our Shareholders of the portion of our dividends that represents excess inclusion income. The portion of any dividend you receive that is treated as excess inclusion income is subject to special rules. First, your taxable income can never be less than the sum of your excess inclusion income for the year; excess inclusion income cannot be offset with net operating losses or other allowable deductions. Second, if you are a tax-exempt organization, your excess inclusion income is subject to the unrelated business income tax; then the excess inclusion portion of any dividend you receive will be treated as unrelated business taxable income. Third, dividends paid to Foreign Shareholders who hold stock for investment and not in connection with a trade or business conducted in the United States will be subject to federal withholding tax without regard to any reduction in rate otherwise allowed by any applicable income tax treaty.

If we recognize excess inclusion income, and one or more Disqualified Organizations are record holders of shares of stock, we will be taxable at the highest federal corporate income tax rate on the portion of any excess inclusion income equal to the percentage of our stock that is held by Disqualified Organizations. In such circumstances, we may reduce the amount of our distributions to a Disqualified Organization whose stock ownership gave rise to the tax. To the extent that our Common Stock owned by Disqualified Organizations is held by a broker/dealer or other nominee, the broker/dealer or other nominee would be liable for a tax at the highest corporate tax rate on the portion of our excess inclusion income allocable to our stock held by the broker/dealer or other nominee on behalf of the Disqualified Organizations.

Taxation of Shareholders

Taxation of Taxable Domestic Shareholders

Distributions. As long as we qualify as a REIT, distributions we make to our taxable Domestic Shareholders out of current or accumulated earnings and profits (and not designated as capital gain dividends) will be taken into account by them as ordinary income. Dividends we pay to a corporation will not be eligible for the dividends received deduction. In addition, distributions we make to individuals and other Domestic Shareholders that are not corporations generally will not be eligible for the 15% reduced rate of tax currently (through 2010) in effect for “qualified dividend income.” However, provided certain holding period and other requirements are met, an individual or other non-corporate Domestic Shareholder will be eligible for the 15% reduced rate with respect to (i) distributions attributable to dividends we receive from certain “C” corporations, such as our TRSs, and (ii) distributions attributable to income upon which we have paid corporate income tax.

Distributions that we designate as capital gain dividends will be taxed as long-term capital gains (to the extent that they do not exceed our actual net capital gain for the taxable year) without regard to the period for which you have owned our stock. However, corporate Domestic Shareholders may be required to treat up to 20% of certain capital gain dividends as ordinary income. Long-term capital gains are generally taxable at maximum federal rates of 15% (through 2010) in the case of individuals, trusts and estates, and 35% in the case of corporations.

Rather than distribute our net capital gains, we may elect to retain and pay the federal income tax on them, in which case you will (i) include your proportionate share of the undistributed net capital gains in income, (ii) receive a credit for your share of the federal income tax we pay and (iii) increase the basis in your stock by the difference between your share of the capital gain and your share of the credit.

Distributions in excess of our current and accumulated earnings and profits will not be taxable to you to the extent that they do not exceed your adjusted tax basis in our stock you own, but rather, will reduce your adjusted tax basis in your stock. Assuming that the stock you own is a capital asset, to the extent that such distributions exceed your adjusted tax basis in the stock you own, you must include them in income as long-term capital gain (or short-term capital gain if the stock has been held for one year or less).

If we declare a dividend in October, November or December of any year that is payable to Shareholders of record on a specified date in any such month, but actually distribute the amount declared in January of the following year, then you must treat the January distribution as though you received it on December 31 of the year in which we declared the dividend. In addition, we may elect to treat other distributions after the close of the taxable year as having been paid during the taxable year, but you will be treated as having received these distributions in the taxable year in which they are actually made.

To the extent that we have available net operating losses and capital losses carried forward from prior tax years, such losses may reduce the amount of distributions that we must make to comply with the REIT distribution requirements. See “—Annual Distribution Requirements.” Such losses, however, are not passed through to you and do not offset your income from other sources, nor would they affect the character of any distributions that you receive from us; you will be subject to tax on those distributions to the extent that we have current or accumulated earnings and profits.

Although we do not expect to recognize any excess inclusion income, if we did recognize excess inclusion income, we would identify a portion of the distributions that we make to you as excess inclusion income. Your taxable income can never be less than the sum of your excess inclusion income for the year; excess inclusion income cannot be offset with net operating losses or other allowable deductions. See “—Taxable Mortgage Pools.”

Dispositions of Our Stock. Any gain or loss you recognize upon the sale or other disposition of our stock will generally be capital gain or loss for federal income tax purposes, and will be long-term capital gain or loss if you held the stock for more than one year. In addition, any loss you recognize upon a sale or exchange of our stock that you have owned for six months or less (after applying certain holding period rules) will generally be treated as a long-term capital loss to the extent of distributions received from us that you are required to treat as long-term capital gain.

If you recognize a loss upon a disposition of our stock in an amount that exceeds a prescribed threshold, it is possible that the provisions of recently adopted Treasury regulations involving “reportable transactions” could apply, with a resulting requirement to separately disclose the loss-generating transaction to the IRS. While these regulations are directed towards “tax shelters,” they are written quite broadly, and apply to transactions that would not typically be considered tax shelters. In addition, recently enacted legislation imposes significant penalties for failure to comply with these requirements. You should consult your tax advisor concerning any possible disclosure obligation with respect to the disposition of our stock, or transactions that might be undertaken directly or indirectly by us. Moreover, you should be aware that we and other participants in the transactions involving us (including our advisors) may be subject to disclosure or other requirements pursuant to these regulations.

Amounts that you are required to include in taxable income with respect to our stock that you own, including taxable distributions and the income you recognize with respect to undistributed net capital gain, and any gain recognized upon your disposition of our stock, will not be treated as passive activity income. You may not offset any passive activity losses you may have, such as losses from limited partnerships in which you have invested, with income you recognize with respect to our shares of stock. Generally, income you recognize with respect to our stock will be treated as investment income for purposes of the investment interest limitations.

Information Reporting and Backup Withholding. We will report to our Shareholders and to the IRS the amount of distributions we pay during each calendar year and the amount of tax we withhold, if any. Under the backup withholding rules, you may be subject to backup withholding at a current rate of 28% with respect to distributions unless you:

•	are a corporation or come within certain other exempt categories and, when required, demonstrate this fact; or

•	provide a taxpayer identification number, certify as to no loss of exemption from backup withholding, and otherwise comply with the applicable requirements of the backup withholding rules.

Any amount paid as backup withholding will be creditable against your income tax liability. For a discussion of the backup withholding rules as applied to foreign owners, see “—Taxation of Foreign Shareholders.”

Taxation of Tax-Exempt Shareholders

Tax-exempt entities, including qualified employee pension and profit sharing trusts and individual retirement accounts, are generally exempt from federal income taxation. However, they are subject to taxation on their unrelated business taxable income (“UBTI”). Provided that a tax-exempt Shareholder (i) has not held our stock as “debt financed property” within the meaning of the Code and (ii) has not used our stock in an unrelated trade or business, amounts that we distribute to tax-exempt Shareholders generally should not constitute UBTI. However, a tax-exempt Shareholder’s allocable share of any excess inclusion income that we recognize will be subject to tax as UBTI. See “—Taxable Mortgage Pools.” We intend to structure our securitization and financing transactions so that we will avoid recognizing any excess inclusion income.

Tax-exempt Shareholders that are social clubs, voluntary employee benefit associations, supplemental unemployment benefit trusts and qualified group legal services plans exempt from taxation under special provisions of the federal income tax laws, are subject to different UBTI rules, which generally will require them to characterize distributions that they receive from us as UBTI.

In certain circumstances, a qualified employee pension trust or profit sharing trust that owns more than 10% of our stock could be required to treat a percentage of the dividends that it receives from us as UBTI if we are a “pension-held REIT.” We will not be a pension-held REIT unless either (a) one pension trust owns more than 25% of the value of our stock or (b) a group of pension trusts individually holding more than 10% of our stock collectively owns more than 50% of the value of our stock. However, the restrictions on ownership and transfer of our stock, as described under “Description of Equity Securities—Restrictions on Ownership and Transfer” are designed among other things to prevent a tax-exempt entity from owning more than 10% of the value of our stock, thus making it unlikely that we will become a pension-held REIT.

Taxation of Foreign Shareholders

The following is a summary of certain U.S. federal income and estate tax consequences of the ownership and disposition of our stock applicable to a foreign owner.

If a partnership, including for this purpose any entity that is treated as a partnership for U.S. federal income tax purposes, holds our stock, the tax treatment of a partner in the partnership will generally depend upon the status of the partner and the activities of the partnership. An investor that is a partnership having Foreign Shareholders as partners should consult its tax advisors about the U.S. federal income tax consequences of the acquisition, ownership and disposition of our stock.

Ordinary Dividend Distributions. The portion of dividends received by a Foreign Shareholder payable out of our current and accumulated earnings and profits that are not attributable to our capital gains and that are not effectively connected with a U.S. trade or business of the Foreign Shareholder will be subject to U.S. withholding tax at the rate of 30% (unless reduced by an applicable income tax treaty). In general, a Foreign Shareholder will not be considered engaged in a U.S. trade or business solely as a result of its ownership of our stock. In cases where the dividend income from a Foreign Shareholder’s investment in our stock is (or is treated as) effectively connected with the Foreign Shareholder’s conduct of a U.S. trade or business, the Foreign Shareholder generally will be subject to U.S. tax at graduated rates, in the same manner as Domestic Shareholders are taxed with respect to such dividends (and may also be subject to the 30% branch profits tax in the case of a Foreign Shareholder that is a foreign corporation). If a Foreign Shareholder is the record holder of shares of our stock, we plan to withhold U.S. income tax at the rate of 30% on the gross amount of any distribution paid to a Foreign Shareholder unless:

•	a lower income treaty rate applies and the Foreign Shareholder provides us with an IRS Form W-8BEN evidencing eligibility for that reduced rate; or

•	the Foreign Shareholder provides us with an IRS Form W-8ECI certifying that the distribution is effectively connected income.

Under some income tax treaties, lower withholding tax rates do not apply to ordinary dividends from REITs. Furthermore, reduced treaty rates are not available to the extent that distributions are treated as excess inclusion income. See “—Taxable Mortgage Pools.” We intend to structure our securitization and financing transactions so that we will avoid recognizing any excess inclusion income.

Non-Dividend Distributions. Distributions we make to a Foreign Shareholder that are not considered to be distributions out of our current and accumulated earnings and profits will not be subject to U.S. federal income or withholding tax unless the distribution exceeds the Foreign Shareholder’s adjusted tax basis in our stock at the time of the distribution and, as described below, the Foreign Shareholder would otherwise be taxable on any gain from a disposition of our stock. If it cannot be determined at the time a distribution is made whether or not such distribution will be in excess of our current and accumulated earnings and profits, the entire distribution will be subject to withholding at the rate applicable to dividends. A Foreign Shareholder may, however, seek a refund of such amounts from the IRS if it is subsequently determined that the distribution was, in fact, in excess of our current and accumulated earnings and profits, provided the proper forms are timely filed with the IRS by the Foreign Shareholder.

Capital Gain Dividends. Distributions that we make to Foreign Shareholders that are attributable to our disposition of U.S. real property interests (“USRPI,” which term does not include interests in mortgage loans and mortgage-backed securities) are subject to U.S. federal income and withholding taxes pursuant to the Foreign Investment in Real Property Tax Act of 1980 (“FIRPTA”) and may also be subject to branch profits tax if the Foreign Shareholder is a corporation that is not entitled to treaty relief or exemption. Although we do not anticipate recognizing any gain attributable to the disposition of USRPI, as defined by FIRPTA, Treasury regulations interpreting the FIRPTA provisions of the Code can be read to impose a withholding tax at a rate of 35% on all of our capital gain dividends (or amounts we could have designated as capital gain dividends) paid to Foreign Shareholders, even if no portion of the capital gains we recognize during the year are attributable to our disposition of USRPI. However, in any event, the FIRPTA rules will not apply to distributions to a Foreign Shareholder so long as (i) the class of our stock is regularly traded (as defined by applicable Treasury regulations) on an established securities market in the United States, and (ii) the Foreign Shareholder owns (actually or constructively) no more than 5% of such class of stock at any time during the one-year period ending with the date of the distribution.

Dispositions of Our Stock. Unless our stock constitutes a USRPI, a sale of our stock by a Foreign Shareholder generally will not be subject to U.S. federal income tax under FIRPTA. We do not expect that our stock will constitute a USRPI. Our stock will not constitute a USRPI if less than 50% of our assets throughout a prescribed testing period consist of interests in real property located within the United States, excluding, for this purpose, interest in real property solely in the capacity as a creditor. Even if the foregoing test is not met, our stock will not constitute a USRPI if we are a domestically controlled REIT. A “domestically controlled REIT” is a REIT in which, at all times during a specified testing period, less than 50% in value of its shares is held directly or indirectly by Foreign Shareholders.

Even if we do not constitute a domestically controlled REIT, a Foreign Shareholder’s sale of our stock generally will still not be subject to tax under FIRPTA as a sale of a USRPI provided that (i) our stock is “regularly traded” (as defined by applicable Treasury regulations) on an established securities market and (ii) the selling Foreign Shareholder has owned (actually or constructively) 5% or less of our outstanding stock at all times during a specified testing period.

If gain on the sale of our stock were subject to taxation under FIRPTA, the Foreign Shareholder would generally be subject to the same treatment as a Domestic Shareholder with respect to such gain (subject to applicable alternative minimum tax and a special alternative minimum tax in the case of nonresident alien individuals) and the purchaser of the stock could be required to withhold 10% of the purchase price and remit such amount to the IRS.

Capital gains not subject to FIRPTA will nonetheless be taxable in the United States to a Foreign Shareholder in two cases. First, if the Foreign Shareholder’s investment in our stock is effectively connected with a U.S. trade or business conducted by such Foreign Shareholder, the Foreign Shareholder will generally be subject to the same treatment as a Domestic Shareholder with respect to such gain. Second, if the Foreign Shareholder is a nonresident alien individual who was present in the United States for 183 days or more during the taxable year, the nonresident alien individual will be subject to a 30% tax on the individual’s capital gain.

Estate Tax. Our stock owned or treated as owned by an individual who is not a citizen or resident of the United States (as specially defined for U.S. federal estate tax purposes) at the time of death will be includible in the individual’s gross estate for U.S. federal estate tax purposes, unless an applicable estate tax treaty provides otherwise. Such individual’s estate may be subject to U.S. federal estate tax on the property includible in the estate for U.S. federal estate tax purposes.

Redemption and Conversion of Preferred Stock

Cash Redemption of Preferred Stock

A redemption of preferred stock will be treated under Section 302 of the Code as a distribution taxable as a dividend (to the extent of our current and accumulated earnings and profits) at ordinary income rates, unless the redemption satisfies one of the tests set forth in Section 302(b) of the Code and is therefore treated as a sale or exchange of the redeemed shares. Such a redemption will be treated as a sale or exchange if it (i) is “substantially disproportionate” with respect to the holder (which will not be the case if only non-voting preferred stock is redeemed), (ii) results in a “complete termination” of the holder’s equity interest in our Company, or (iii) is “not essentially equivalent to a dividend” with respect to the holder, all within the meaning of Section 302(b) of the Code.

In determining whether any of these tests has been met, shares of our Common Stock and preferred stock considered to be owned by a Shareholder by reason of certain constructive ownership rules set forth in the Code, as well as shares of our Common Stock and preferred stock actually owned by the Shareholder, must generally be taken into account. If a holder of preferred stock owns (actually and constructively) no shares of our outstanding Common Stock or an insubstantial percentage thereof, a redemption of shares of preferred stock of that Shareholder is likely to qualify for sale or exchange treatment because the redemption would be “not essentially equivalent to a dividend.” However, the determination as to whether any of the alternative tests of Section 302(b) of the Code will be satisfied with respect to any particular holder of preferred stock depends upon the facts and circumstances at the time the determination must be made. Prospective holders of preferred stock are advised to consult their own tax advisors to determine such tax treatment.

If a redemption of preferred stock is not treated as a distribution taxable as a dividend to a particular Shareholder, it will be treated as a taxable sale or exchange by that Shareholder. As a result, the Shareholder will recognize gain or loss for federal income tax purposes in an amount equal to the difference between (i) the amount of cash and the fair market value of any property received (less any portion thereof attributable to accumulated and declared but unpaid dividends, which will be taxable as a dividend to the extent of our current and accumulated earnings and profits) and (ii) the Shareholder’s adjusted tax basis in the shares of the preferred stock. Such gain or loss will be capital gain or loss if the shares of preferred stock were held as a capital asset, and will be long-term gain or loss if such shares were held for more than one year.

If a redemption of preferred stock is treated as a distribution taxable as a dividend, the amount of the distribution will be measured by the amount of cash and the fair market value of any property received by the Shareholder. The Shareholder’s adjusted tax basis in the redeemed shares of the preferred stock will be transferred to the Shareholder’s remaining shares of our stock. If the Shareholder owns no other shares of our stock, such basis may, under certain circumstances, be transferred to a related person or it may be lost entirely. Although the Department of the Treasury had proposed regulations that would have, if adopted, altered the method for recovering your adjusted tax basis in any shares redeemed in a dividend-equivalent redemption, the Department of Treasury withdrew those proposed regulations.

Conversion of Preferred Stock into Common Stock

In general, no gain or loss will be recognized for federal income tax purposes upon conversion of the preferred stock solely into shares of Common Stock. The basis that a Shareholder will have for tax purposes in the shares of Common Stock received upon conversion will be equal to the adjusted basis for the Shareholder in the shares of preferred stock so converted, and provided that the shares of preferred stock were held as a capital asset, the holding period for the shares of Common Stock received would include the holding period for the shares of preferred stock converted. A Shareholder will, however, generally recognize gain or loss on the receipt of cash in lieu of fractional shares of Common Stock in an amount equal to the difference between the amount of cash received and the Shareholder’s adjusted basis for tax purposes in the preferred stock for which cash was received. Furthermore, under certain circumstances, a Shareholder of shares of preferred stock may recognize gain or dividend income to the extent that there are dividends in arrears on the shares at the time of conversion into Common Stock.

Adjustments to Conversion Price

Adjustments in the conversion price, or the failure to make such adjustments, pursuant to the anti-dilution provisions of the preferred stock or otherwise, may result in constructive distributions to the Shareholders of preferred stock that could, under certain circumstances, be taxable to them as dividends pursuant to Section 305 of the Code. If such a constructive distribution were to occur, a Shareholder of preferred stock could be required to recognize ordinary income for tax purposes without receiving a corresponding distribution of cash.

Warrants

Upon the exercise of a warrant, a Shareholder will not recognize gain or loss and will have a tax basis in the Common Stock and/or preferred stock received equal to the tax basis in such Shareholder’s warrant plus the exercise price of the warrant. The holding period for the Common Stock and/or preferred stock purchased pursuant to the exercise of a warrant will begin on the day following the date of exercise and will not include the period that the Shareholder held the warrant.

Upon a sale or other disposition of a warrant, a holder will recognize capital gain or loss in an amount equal to the difference between the amount realized and the holder’s tax basis in the warrant. Such a gain or loss will be long term if the holding period is more than one year. In the event that a warrant lapses unexercised, a holder will recognize a capital loss in an amount equal to its tax basis in the warrant. Such loss will be long term if the warrant has been held for more than one year.

Shareholder Rights

Shareholder rights, like warrants, represent the right to purchase shares of Common Stock and/or preferred stock or warrants exercisable for Common Stock and/or preferred stock for a fixed price on or after a specified date or on or after the occurrence of a specified event. As in the case of a warrant, the purchase of Common Stock and/or preferred stock upon exercise of shareholder rights will not result in the recognition of gain or loss. The rules for determining the basis and holding period of the stock acquired upon exercise, the consequences of a sale or disposition, and the consequences of a lapse of shareholder rights are identical to those described above with respect to warrants under “—Warrants.”

Holders of Debt Securities

As used herein, the term “U.S. Holder” means a beneficial owner of debt securities that is a U.S. Person. As used herein, the term “Non-U.S. Holder” means a beneficial owner of debt securities that is not a U.S. Holder.

U.S. Holders

Payments of Interest

In general, interest on debt securities will be taxable to a U.S. Holder as ordinary income at the time it accrues or is received, in accordance with the U.S. Holder’s regular method of accounting for federal income tax purposes. In addition, if an issue of debt securities is issued with more than a de minimis amount of original issue discount (“OID”) then you will be required to include such OID in income as it accrues on a constant yield to maturity basis regardless of your method of tax accounting. The prospectus supplement for any offering of debt securities will indicate whether the issue of debt securities will be considered to have been issued with OID.

Sale, Retirement or Other Taxable Disposition

In general, a U.S. Holder of a debt security will recognize gain or loss upon the sale, retirement or other taxable disposition of such debt security in an amount equal to the difference between the amount of cash and the fair market value of property received in exchange therefor (except to the extent attributable to the payment of accrued interest not previously taken into income, which generally will be taxable to a U.S. Holder as ordinary income); and the U.S. Holder’s adjusted tax basis in such debt security.

A U.S. Holder’s tax basis in a debt security generally will be equal to the price paid for such debt security. Generally, except to the extent a U.S. Holder acquires a debt security at a market discount, a U.S. Holder’s gain or loss will be capital gain or loss and will be long-term capital gain or loss if the U.S. Holder held the debt security for more than one year. Long-term capital gain recognized by a non-corporate U.S. Holder generally will be subject to tax at a rate not to exceed 15%, whereas short-term capital gain recognized by a non-corporate U.S. Holder generally will be subject to tax at ordinary income tax rates. Capital gain recognized by a corporate U.S. Holder will be subject to tax at the ordinary income tax rates applicable to corporations regardless of the corporation’s holding period. The deductibility of capital losses is subject to certain limitations. A U.S. Holder who sells a debt security between record dates for payments of distributions will be required to include accrued but unpaid interest or original issue discount on the debt security through the date of disposition as ordinary income and to add the amount of the original issue discount to its adjusted tax basis in the debt security.

In the case of a debt security that is not issued with OID, you will be considered to have acquired the debt security at a market discount if, at the time of acquisition, your adjusted basis in the debt security exceeds its stated principal amount by more than a statutorily defined de minimis amount. Generally, unless you elect to include market discount in income as it accrues, gain you recognize on the sale, retirement, or other disposition of the debt security will be treated as ordinary income to the extent of any accrued market discount. Generally, market discount accrues on a straight-line basis, but you can elect to accrue market discount on an economic accrual basis.

Non-U.S. Holders

A Non-U.S. Holder will not be subject to federal income or withholding tax on payments of principal, premium (if any) or interest (including OID, if any) on a debt security if such payments are not effectively connected with the conduct of a U.S. trade or business, unless such Non-U.S. Holder owns directly, or by attribution, 10% or more of the total combined voting power of all classes of our stock entitled to vote or is a controlled foreign corporation related to us. If this exemption does not apply, such interest will be subject to a 30% gross withholding tax (unless reduced or eliminated by an applicable treaty). To qualify for the exemption from taxation (or the elimination or reduction of the applicable withholding tax under a treaty), the last United States payor in the chain of payment prior to payment to a Non-U.S. Holder, or the “Withholding Agent,” must have received, before payment, a statement that:

•	is signed by the Non-U.S. Holder under penalties of perjury;

•	certifies that the Non-U.S. Holder is not a U.S. Holder; and

•	provides the name and address of the Non-U.S. Holder.

The statement may be made on an IRS Form W-8BEN or a substantially similar form, and the Non-U.S. Holder must inform the Withholding Agent of any change in the information on the statement within 30 days of such change.

In addition, a Non-U.S. Holder generally will not be subject to federal income or withholding tax on any amount which constitutes gain upon retirement or disposition of a debt security, unless the gain is effectively connected with the conduct of a trade or business in the United States by the Non-U.S. Holder or, in the case of a Non-U.S. Holder who is an individual, the Non-U.S. Holder is present in the United States for 183 days or more in the taxable year of the sale and certain other conditions are met. Certain other exceptions may be applicable, and a Non-U.S. Holder should consult its tax advisor in this regard.

If interest and other payments received by a Non-U.S. Holder with respect to the debt securities (including proceeds from a sale, retirement or other disposition of the debt securities) are effectively connected with the conduct by the Non-U.S. Holder of a trade or business within the United States (or the Non-U.S. Holder is otherwise subject to federal income taxation on a net basis with respect to such holder’s ownership of the debt securities), such Non-U.S. Holder will generally be subject to the rules described above for a U.S. Holder (subject to any modification provided under an applicable income tax treaty). Such Non-U.S. Holder may also be subject to the “branch profits tax” if such holder is a corporation.

The value of a debt security will not be includable in the estate of an individual Non-U.S. Holder unless the individual owns directly, or by attribution, 10% or more of the total combined voting power of all classes of our stock entitled to vote or, at the time of such individual’s death, payments in respect of the debt security would have been effectively connected with the conduct by such individual of a trade or business in the United States.

Other Tax Considerations

Possible Legislative or Other Actions Affecting Tax Consequences. Prospective investors should recognize that the present federal income tax treatment of an investment in our stock or debt securities may be modified by legislative, judicial or administrative action at any time, and that any such action may affect investments and commitments previously made. The rules dealing with federal income taxation are constantly under review by persons involved in the legislative process and by the IRS and Department of the Treasury, resulting in revisions of regulations and revised interpretations of established concepts as well as statutory changes. Revisions in federal tax laws and interpretations thereof could adversely affect the tax consequences of an investment in our stock or debt securities.

State and Local Taxes. We and our Shareholders may be subject to state or local taxation in various state or local jurisdictions, including those in which we or they transact business or reside. The state and local tax treatment may not conform to the federal income tax consequences discussed above. Consequently, prospective investors should consult their own tax advisors regarding the effect of state and local tax laws on an investment in our stock.

PLAN OF DISTRIBUTION

The securities offered pursuant to this prospectus and any accompanying prospectus supplement may be sold to or through one or more underwriters or dealers or the securities may be sold to investors directly or through agents. The securities offered pursuant to any applicable prospectus supplement may be sold in at-the-market equity offerings or on a negotiated or competitive bid basis through underwriters or dealers or directly to other purchasers or through agents. Any underwriter, dealer or agent involved in the offer and sale of the securities will be named in the applicable prospectus supplement. We may sell securities directly to investors on our own behalf in those jurisdictions where we are authorized to do so.

Underwriters may offer and sell the securities at a fixed price or prices, which may be changed, at market prices prevailing at the time of sale, at prices related to the prevailing market prices or at negotiated prices. We also may, from time to time, authorize dealers or agents to offer and sell these securities upon such terms and conditions as may be set forth in the applicable prospectus supplement. In connection with the sale of any of these securities, underwriters may receive compensation from us in the form of underwriting discounts or commissions and may also receive commissions from purchasers of the securities for whom they may act as agent. Underwriters may sell the securities to or through dealers, and such dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters or commissions from the purchasers for which they may act as agents.

Shares may be sold in one or more of the following transactions: (a) block transactions (which may involve crosses) in which a broker-dealer may sell all or a portion of the shares as agent but may position and resell all or a portion of the block as principal to facilitate the transaction; (b) purchases by a broker-dealer as principal and resale by the broker-dealer for its own account pursuant to a prospectus supplement; (c) a special offering, an exchange distribution or a secondary distribution in accordance with applicable NYSE or other stock exchange rules; (d) ordinary brokerage transactions and transactions in which a broker-dealer solicits purchasers; (e) sales at-the-market to or through a market maker or into an existing trading market, on an exchange or otherwise, for shares; and (f) sales in other ways not involving market makers or established trading markets, including direct sales to purchasers. Broker-dealers may also receive compensation from purchasers of the shares which is not expected to exceed that customary in the types of transactions involved.

Any underwriting compensation that we pay to underwriters or agents in connection with the offering of these securities, and any discounts or concessions or commissions allowed by underwriters to participating dealers, will be set forth in the applicable prospectus supplement. Dealers and agents participating in the distribution of the securities may be deemed to be underwriters, and any discounts and commissions received by them and any profit on resale of the securities that they realize may be deemed to be underwriting discounts and commissions.

Underwriters, dealers and agents may be entitled, under agreements entered into with us, to indemnification against and contribution toward certain civil liabilities, including liabilities under the Securities Act. Unless otherwise set forth in the prospectus supplement, the obligations of any underwriters to purchase any of these securities will be subject to certain conditions precedent. Underwriters, dealers and agents may engage in transactions with, or perform services for, us and our affiliates in the ordinary course of business.

In connection with the offering of the securities hereby, certain underwriters and selling group members and their respective affiliates, may engage in transactions that stabilize, maintain or otherwise affect the market price of the applicable securities. These transactions may include stabilization transactions effected in accordance with Rule 104 of Regulation M promulgated by the SEC pursuant to which these persons may bid for or purchase securities for the purpose of stabilizing their market price.

The underwriters in an offering of securities may also create a “short position” for their account by selling more securities in connection with the offering than they are committed to purchase from us. In that case, the underwriters could cover all or a portion of the short position by either purchasing securities in the open market following completion of the offering of these securities or by exercising any over-allotment option granted to them by us. In addition, the managing underwriter may impose “penalty bids” under contractual arrangements with other underwriters, which means that they can reclaim from an underwriter (or any selling group member participating in the offering) for the account of the other underwriters, the selling concession for the securities that are distributed in the offering but subsequently purchased for the account of the underwriters in the open market. Any of the transactions described in this paragraph or comparable transactions that are described in any accompanying prospectus supplement may result in the maintenance of the price of the securities at a level above that which might otherwise prevail in the open market. None of the transactions described in this paragraph or in an accompanying prospectus supplement are required to be taken by any underwriters and, if they are undertaken, may be discontinued at any time.

If indicated in the applicable prospectus supplement, we may authorize underwriters, dealers, or other persons acting as our agents to solicit offers by certain institutions or other suitable persons to purchase the securities from us at the public offering price set forth in the prospectus supplement pursuant to delayed delivery contracts providing for payment and delivery on the date or dates stated in the prospectus supplement. Delayed delivery contracts will be subject to the condition that the purchase of the securities covered by the delayed delivery contracts will not at the time of delivery be prohibited under the laws of any jurisdiction in the United States to which the purchaser is subject. The underwriters and agents will not have any responsibility with respect to the validity or performance of these contracts.

Our Common Stock is listed on the NYSE under the symbol “TMA,” our Series C Preferred Stock is listed on the NYSE under the symbol “TMA PRC,” our Series D Preferred Stock is listed on the NYSE under the symbol “TMA PRD,” our Series E Preferred Stock is listed on the NYSE under the symbol “TMA PRE,” and our Series F Preferred Stock is listed on the NYSE under the symbol “TMA PRF.” Any shares of Common Stock, Series C Preferred Stock, Series D Preferred Stock, Series E Preferred Stock or Series F Preferred Stock sold pursuant to this prospectus, and any supplement thereto, will be listed on the NYSE, subject to official notice of issuance. Our Senior Notes are not listed on any securities exchange. Unless we specify otherwise in the applicable prospectus supplement, any other securities that we sell pursuant to this prospectus, and any supplement thereto, will be new issues of securities with no established trading market and may or may not be listed on a national securities exchange. Any underwriters or agents to or through which we sell securities may make a market in the securities, but these underwriters or agents will not be obligated to do so and any of them may discontinue any market making at any time without notice. There is no assurance, therefore, as to the liquidity of or trading market for any securities that we sell, other than our Common Stock, Series C Preferred Stock, Series D Preferred Stock, Series E Preferred Stock or Series F Preferred Stock.

Sales by Selling Securityholders

Selling securityholders may use this prospectus in connection with the resale of the securities. The applicable prospectus supplement will identify the selling securityholders and the terms of the securities. Selling securityholders may be deemed to be underwriters in connection with the securities they resell and any profits on the sales may be deemed to be underwriting discounts and commissions under the Securities Act. The selling securityholders will receive all the proceeds from the sale of the securities. We will not receive any proceeds from sales by selling securityholders.

LEGAL MATTERS

The validity of the securities offered hereby is being passed upon for us by Heller Ehrman LLP, Los Angeles, California. The opinion of counsel described under the heading “Federal Income Tax Considerations” is being rendered by McKee Nelson LLP, Washington, D.C. If the offered securities are distributed in an underwritten offering or through agents, various legal matters may be passed upon for any underwriters or agents by their counsel, which shall be named in the applicable prospectus supplement.

EXPERTS

The consolidated financial statements and financial statement schedule of Thornburg Mortgage, Inc. and subsidiaries as of December 31, 2007 and 2006, and for each of the years in the two-year period ended December 31, 2007, and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2007, have been incorporated by reference herein and in the registration statement from the Company’s December 31, 2007 Annual Report on Form 10-K/A in reliance upon the report of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

The audit report covering the December 31, 2007 consolidated financial statements and financial statement schedule refers to the Company’s restatement of its consolidated financial statements and financial statement schedule as of December 31, 2007, and for the year then ended.

The audit report also contains an explanatory paragraph that states that the Company did not have the financial resources as of March 6, 2008 to satisfy margin calls approximating $610 million associated with its reverse repurchase agreements and certain other financial instruments. Failure to satisfy these margin calls is an event of default under the reverse repurchase agreements and triggered cross default provisions in certain of the Company’s financing agreements. These events of default provide the Company’s lenders the discretion to declare the entire unpaid amounts due and payable on demand and to force liquidation of the Company’s assets to satisfy those obligations. These matters raise substantial doubt about the Company’s ability to continue as a going concern. Management’s plans in regard to these matters are described in Note 1 to the consolidated financial statements. The consolidated financial statements and financial statement schedule do not include any adjustments that might result from the outcome of this uncertainty.

The financial statements for the year ended December 31, 2005 incorporated herein by reference to the Annual Report on Form 10-K/A for the year ended December 31, 2007 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC under the Exchange Act. You may inspect and copy such reports, proxy statements and other information at the public reference facilities that the SEC maintains in the Public Reference Room, 100 F Street, N.E., Washington, D.C. 20549. You may call the SEC at 1-800-SEC-0330 for further information on the operation of the Public Reference Room. This material can also be obtained from the SEC’s website at www.sec.gov. All reports, proxy statements and other information that we file with the SEC are also available by visiting our website at www.thornburgmortgage.com. Information contained on our website is not, and should not be interpreted to be, a part of this prospectus.

We have filed a registration statement, of which this prospectus is a part, under the Securities Act, covering the securities offered hereby. As allowed by SEC rules, this prospectus does not contain all the information set forth in the registration statement and the exhibits thereto. We refer you to the registration statement and the accompanying exhibits for further information. This prospectus is qualified in its entirety by such other information.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The SEC allows us to “incorporate by reference” information into this prospectus, which means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this prospectus, except for any information superseded by information in this prospectus. We have filed the documents listed below with the SEC and these documents are incorporated herein by reference:

•

Our Annual Report on Form 10-K for the fiscal year ended December 31, 2007, filed on February 28, 2008 as amended and restated on Form 10-K/A for the fiscal year ended December 31, 2007, filed on March 11, 2008;

•	Our Current Report on Form 8-K filed on January 16, 2008;

•	Our Current Report on Form 8-K filed on March 3, 2008;

•	Our Current Report on Form 8-K filed on March 5, 2008;

•	Our Current Report on Form 8-K filed on March 7, 2008 (with the exception of Item 2.02 contained therein);

•	Our Current Report on Form 8-K filed on March 12, 2008;

•	The description of our Common Stock included in our registration statement on Form 8-A filed on April 27, 1993;

•

The description of our preferred stock purchase rights for Series B Preferred Stock included in our registration statement on Form 8-A, filed on March 19, 2001, and the amendment to the description included in Exhibit 10.9 to our registration statement on Form S-3, filed on August 23, 2002;

•	The description of our Series C Preferred Stock included in our registration statement on Form 8-A filed on March 21, 2005;

•	The description of our Series D Preferred Stock included in our registration statement on Form 8-A filed on November 20, 2006;

•	The description of our Series E Preferred Stock included in our registration statement on Form 8-A filed on June 19, 2007; and

•	The description of our Series F Preferred Stock included in our registration statement on Form 8-A filed on September 5, 2007.

Any documents we file pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus and prior to the termination of the offering of the shares to which this prospectus relates (other than information in such documents that is not deemed to be filed) will automatically be deemed to be incorporated by reference in this prospectus and to be part hereof from the date of filing those documents.

Any statement contained in this prospectus or in a document incorporated by reference shall be deemed to be modified or superseded for all purposes to the extent that a statement contained in this prospectus or in any other document which is also incorporated by reference modifies or supersedes that statement.

You may obtain copies of all documents that are incorporated in this prospectus by reference (other than the exhibits to such documents unless those exhibits are specifically incorporated by reference into those documents) without charge upon written or oral request to Investor Relations, at Thornburg Mortgage, Inc., 150 Washington Avenue, Suite 302, Santa Fe, New Mexico 87501, telephone number (505) 989-1900, or by visiting our website.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.	Other Expenses of Issuance and Distribution.

The fees and expenses to be paid by us in connection with the distribution of the securities being registered hereby are estimated as follows:

SEC registration fee	$(1)
Legal fees and expenses (including blue sky fees)	$(2)
Accounting fees and expenses	$(2)
Printing	$(2)
Miscellaneous	$(2)

Total	$(2)

(1)	Under SEC Rules 456(b) and 457(r), the SEC registration fee will be paid at the time of any particular offering of securities under the registration statement, and is therefore not currently determinable.

(2)	Because an indeterminate amount of securities is covered by this registration statement, the expenses in connection with the issuance and distribution of the securities are not currently determinable.

Item 15.	Indemnification of Directors and Officers.

Section 2-418 of the Maryland General Corporation Law provides that a Maryland corporation may indemnify any director or officer of a corporation who is made a party to any proceeding by reason of service in that capacity unless it is established that the act or omission of the director or officer was material to the matter giving rise to the proceeding and was committed in bad faith or was the result of active and deliberate dishonesty; or the person actually received an improper personal benefit in money, property or services; or, in the case of any criminal proceeding, the person had reasonable cause to believe that the act or omission was unlawful. Indemnification may be against judgments, penalties, fines, settlements, and reasonable expenses actually incurred by the director or officer in connection with the proceeding, but if the proceeding was one by or in the right of the corporation, indemnification may not be made in respect of any proceeding in which the director or officer shall have been adjudged to be liable to the corporation. Such indemnification may not be made unless authorized for a specific proceeding after a determination has been made, in the manner prescribed by the law, that indemnification is permissible in the circumstances because the director or officer has met the applicable standard of conduct. On the other hand, the director or officer must be indemnified for expenses if he has been successful in the defense of the proceeding or as otherwise ordered by a court. The law also prescribes the circumstances under which the corporation may advance expenses to, or obtain insurance or similar protection for, directors and officers.

Our Articles of Incorporation provide that our directors and officers will be indemnified to the fullest extent permitted by the laws of Maryland, as amended from time to time.

The Maryland General Corporation Law permits the charter of a Maryland corporation to include a provision limiting the liability of its directors and officers to the corporation and its shareholders for money damages except to the extent that (i) it is proved that the person actually received an improper benefit or profit in money, property or services for the amount of the benefit or profit in money, property or services actually received, or (ii) a judgment or other final adjudication is entered in a proceeding based on a finding that the person’s action, or failure to act, was the result of active and deliberate dishonesty and was material to the cause of action adjudicated in the proceeding. Our Articles of Incorporation contain a provision providing for elimination of the personal liability of our directors and officers to us or our shareholders for money damages to the maximum extent permitted by Maryland law.

We maintain policies of insurance under which our directors and officers are insured, within the limits and subject to the limitations of the policies, against expenses in connection with the defense of actions, suits or proceedings resulting from such director or officer being or having been a director or officer, and certain liabilities which might be imposed as a result of these actions, suits or proceedings.

Item 16.	Exhibits.

The list of exhibits is incorporated by reference to the Exhibit Index on page II-6 of this registration statement.

Item 17.	Undertakings.

A. The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided, however, that paragraphs A(1)(i), A(1)(ii) and A(i)(iii) of this section do not apply if the registration statement is on Form S-3 and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the SEC by the registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement;

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

(i) Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(ii) Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by Section 10(a) of the

Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date;

(5) That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv) any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

B. That, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

C. That, insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

D. The undersigned registrant hereby undertakes to file an application for the purpose of determining the eligibility of the trustee to act under subsection (a) of Section 310 of the Trust Indenture Act (“Act”) in accordance with the rules and regulations prescribed by the SEC under Section 305(b)(2) of the Act.

SIGNATURES

Pursuant to the requirement of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Santa Fe, New Mexico, on March 17, 2008.

THORNBURG MORTGAGE, INC.

By:	/S/ LARRY A. GOLDSTONE
Larry A. Goldstone
Chief Executive Officer and President

Each person whose signature appears below hereby authorizes Garrett Thornburg and Larry A. Goldstone, or either of them, each with full power of substitution, as attorney-in-fact and agent, to sign on his or her behalf, individually and in each capacity stated below, any amendment, including pre- or post-effective amendments to this registration statement, and to file the same, with all exhibits thereto, and all documents in connection therewith, with the Securities and Exchange Commission and grants to said attorney-in-fact and agent, and each of them, full power and authority to do and perform each and every act and thing requisite or necessary to be done by virtue hereof, lawfully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or either of them, or their or his substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Name	Title	Date

/S/ GARRETT THORNBURG Garrett Thornburg	Chairman of the Board	March 17, 2008

/S/ LARRY A. GOLDSTONE Larry A. Goldstone	Chief Executive Officer, President and Director	March 17, 2008

/S/ CLARENCE G. SIMMONS, III Clarence G. Simmons, III	Senior Executive Vice President and Chief Financial Officer (Principal Financial and Accounting Officer)	March 17, 2008

/S/ ELIOT R. CUTLER Eliot R. Cutler	Director	March 17, 2008

/S/ MICHAEL B. JEFFERS Michael B. Jeffers	Director	March 17, 2008

/S/ IKE KALANGIS Ike Kalangis	Director	March 17, 2008

Name	Title	Date

/S/ OWEN M. LOPEZ Owen M. Lopez	Director	March 17, 2008

/S/ FRANCIS I. MULLIN, III Francis I. Mullin, III	Director	March 17, 2008

/S/ STUART C. SHERMAN Stuart C. Sherman	Director	March 17, 2008

EXHIBIT INDEX

Exhibit
1.1	Form of Underwriting Agreement*

3.1	Articles of Incorporation (incorporated herein by reference to Exhibit 3.1 filed with the registrant’s registration statement on Form S-11, which went effective on June 18, 1993)

3.1.1	Articles of Amendment to Articles of Incorporation dated June 29, 1995 (incorporated herein by reference to Exhibit 3.1 filed with the registrant’s quarterly report on Form 10-Q for the quarter ended June 30, 1995) (Commission File No. 001-11914)

3.1.2	Form of Articles Supplementary for Series A 9.68% Cumulative Convertible Preferred Stock (incorporated herein by reference to Exhibit 3.1.2 filed on January 17, 1997 with the registrant’s registration statement on Form 8-A) (Commission File No. 001-11914)

3.1.3	Articles of Amendment to Articles of Incorporation dated April 26, 2000 (incorporated herein by reference to Exhibit 3.1.3 filed on May 8, 2000 with the registrant’s quarterly report on Form 10-Q for the quarter ended March 31, 2000) (Commission File No. 001-11914)

3.1.4	Form of Articles Supplementary for Series B Cumulative Preferred Stock (incorporated herein by reference to Exhibit 3.1.4 filed on March 28, 2001 with the registrant’s annual report on Form 10-K for the year ended December 31, 2000) (Commission File No. 001-11914)

3.1.5	Articles of Amendment to Articles of Incorporation dated April 29, 2002 (incorporated herein by reference to Exhibit 3.1.5 filed on May 14, 2002 with the registrant’s quarterly report on Form 10-Q for the quarter ended March 31, 2002) (Commission File No. 001-11914)

3.1.6	Articles Supplementary for 8% Series C Cumulative Redeemable Preferred Stock dated March 18, 2005 (incorporated herein by reference to Exhibit 3.1.6 filed on March 21, 2005 with the registrant’s registration statement on Form 8-A) (Commission File No. 001-11914)

3.1.7	Articles Supplementary for 8% Series C Cumulative Redeemable Preferred Stock dated May 27, 2005 (incorporated herein by reference to Exhibit 3.1.7 filed on May 31, 2005 with the registrant’s current report on Form 8-K) (Commission File No. 001-11914)

3.1.8	Articles Supplementary for Series D Adjusting Rate Cumulative Redeemable Preferred Stock dated November 17, 2006 (incorporated herein by reference to Exhibit 3.1.8 filed on November 20, 2006 with the registrant’s registration statement on Form 8-A) (Commission File No. 001-11914)

3.1.9	Articles Supplementary for 7.50% Series E Cumulative Convertible Redeemable Preferred Stock dated June 18, 2007 (incorporated herein by reference to Exhibit 3.1.9 filed on June 19, 2007 with the registrant’s registration statement on Form 8-A) (Commission File No. 001-11914)

3.1.10	Articles Supplementary for 10% Series F Cumulative Convertible Redeemable Preferred Stock dated September 4, 2007 (incorporated herein by reference to Exhibit 3.1.10 filed on September 5, 2007 with the registrant’s registration statement on Form 8-A) (Commission File No. 001-11914)

3.1.11	Articles Supplementary for 10% Series F Cumulative Convertible Redeemable Preferred Stock dated January 15, 2008 (incorporated herein by reference to Exhibit 3.1.11 filed on January 16, 2008 with the registrant’s current report on Form 8-K) (Commission File No. 001-11914)

3.2	Amended and Restated Bylaws (incorporated herein by reference to Exhibit 3.2 filed on July 24, 2007 with the registrant’s current report on Form 8-K) (Commission File No. 001-11914)

4.1	Form of Indenture (incorporated herein by reference to Exhibit 4.1 filed on January 8, 2004 with the registrant’s registration statement on Form S-3) (Commission File No. 333-111784)

4.2	Indenture with Deutsche Bank Trust Company Americas dated as of May 15, 2003 (incorporated herein by reference to Exhibit 10.11 filed on May 28, 2003 with the registrant’s current report on Form 8-K) (Commission File No. 001-11914)

Exhibit
4.3	First Supplemental Indenture with Deutsche Bank Trust Company Americas relating to 8% Senior Notes due 2013 dated as of May 15, 2003 (incorporated herein by reference to Exhibit 10.11.1 filed on May 28, 2003 with the registrant’s current report on Form 8-K) (Commission File No. 001-11914)

4.4	Form of Common Stock Certificate (incorporated herein by reference to Exhibit 4.3 filed on March 28, 2001 with the registrant’s annual report on Form 10-K for the year ended December 31, 2000) (Commission File No. 001-11914)

4.5	Form of Preferred Stock Certificate for Series B Cumulative Preferred Stock (incorporated herein by reference to Exhibit 4.4 filed on March 28, 2001 with the registrant’s annual report on Form 10-K for the year ended December 31, 2000) (Commission File No. 001-11914)

4.6	Form of Right Certificate (incorporated herein by reference to Exhibit 4.5 filed on March 28, 2001 with the registrant’s annual report on Form 10-K for the year ended December 31, 2000) (Commission File No. 001-11914)

4.7	Form of Exchange Global Note for 8% Senior Notes due 2013 (incorporated herein by reference to Exhibit 4.4 filed on December 19, 2003 with the registrant’s registration statement on Form S-4) (Commission File No. 333-111398)

4.8	Form of Global Note for 8% Senior Notes due 2013 (incorporated herein by reference to Exhibit 4.8 filed on November 24, 2004 with the registrant’s current report on Form 8-K)(Commission File No. 001-11914)

4.9	Form of Preferred Stock Certificate for 8% Series C Cumulative Redeemable Preferred Stock (incorporated herein by reference to Exhibit 4.7 filed on March 21, 2005 with the registrant’s registration statement on Form 8-A) (Commission File No. 001-11914)

4.10	Form of Preferred Stock Certificate for Series D Adjusting Rate Cumulative Redeemable Preferred Stock (incorporated herein by reference to Exhibit 4.12 filed on November 20, 2006 with the registrant’s registration statement on Form 8-A) (Commission File No. 001-11914)

4.11	Form of Preferred Stock Certificate for 7.50% Series E Cumulative Convertible Redeemable Preferred Stock (incorporated herein by reference to Exhibit 4.13 filed on June 19, 2007 with the registrant’s registration statement on Form 8-A) (Commission File No. 001-11914)

4.12	Form of Preferred Stock Certificate for 10% Series F Cumulative Convertible Redeemable Preferred Stock (incorporated herein by reference to Exhibit 4.14 filed on September 5, 2007 with the registrant’s registration statement on Form 8-A) (Commission File No. 001-11914)

4.13	Shareholder Rights Agreement between Thornburg Mortgage, Inc. and Mellon Investor Services LLC, dated January 25, 2001 (incorporated herein by reference to Exhibit 10.8 filed on March 28, 2001 with the registrant’s annual report on Form 10-K for the year ended December 31, 2000) (Commission File No. 001-11914)

4.14	Agreement of Substitution and Amendment of Shareholder Rights Agreement between Thornburg Mortgage, Inc. and American Stock Transfer and Trust Company, dated May 9, 2002 (incorporated herein by reference to Exhibit 10.9 filed on August 23, 2002 with the registrant’s registration statement on Form S-3) (Commission File No. 333-98659)

4.15	Form of Warrant Agreement*

5.1	Opinion of Heller Ehrman LLP

8.1	Opinion of McKee Nelson LLP regarding tax matters

12.1	Statement Regarding Computation of Ratios

23.1	Consent of Heller Ehrman LLP (included in Exhibit 5.1)

Exhibit
23.2	Consent of McKee Nelson LLP (included in Exhibit 8.1)

23.3	Consent of KPMG LLP

23.4	Consent of PricewaterhouseCoopers LLP

24.1	Power of Attorney (included on signature page)

25.1	Statement of Eligibility of Deutsche Bank Trust Company Americas on Form T-1

25.2	Statement of Eligibility of Trustee on Form T-1 pertaining to the Form of Indenture incorporated herein under Exhibit 4.1**

*	To be filed as an exhibit to a Current Report on Form 8-K and incorporated herein by reference.

**	To be filed subsequently hereto.